                                                                Exhibit 10.19

                                     LEASE

     THIS LEASE (the "Lease") is made and entered into as of the 27th day of May, 1997, by and between WALTON ASSOCIATES, L.L.C., an Illinois limited liability company (the "Landlord"), and WOODROAST SYSTEMS, INC., a Minnesota corporation, doing business as Shelly's Back Room (the "Tenant").

                                   RECITALS:

     A. Landlord owns the land, property and space legally described on Exhibit A attached hereto and made a part hereof (the "Land"), and is in the process of constructing a 7-story building (the "Building") on and within the Land. All of floors two (2) through seven (7) of the Building and approximately 1,500 square feet of space on floor one (1) of the Building (the "Residential Entrances") will be used as a residential condominium development containing seventeen (17) residential condominium units (subject to unit
combinations) and related amenities (the "Residential Development").   Floor
one (1) of the Building shall be comprised of the Residential Entrances, approximately 9,000 square feet of space to be used for commercial and/or retail uses (the "Commercial Space"), loading docks and certain walkways,
driveways and corridors.   Floor one (1) of the Building (other than the
Residential Entrances) and the exterior portions of the Land located at grade level are collectively referred to herein as the "Landlord's Property", and the Landlord's Property is shown, by cross-hatching, on the plan attached hereto and made a part hereof as Exhibit B.

     B. Upon substantial completion of the Building, Landlord intends to vertically subdivide the Land and the Building such that the Landlord's Property shall constitute a separate subdivided parcel of land, property and space and have a separate permanent index number for real estate tax assessment purposes.

     C. There is a 3-level underground garage (the "Garage") located beneath the Building and on and within the land, property and space described on Exhibit C attached hereto and made a part hereof (the "Garage Parcel"). The Garage Parcel and the Garage have been submitted to the Condominium Property Act of the State of Illinois and contain approximately ninety-five (95) parking space condominium units.

     D. The Land, the Garage Parcel, the Building and the Garage (collectively, the "Project") are encumbered by, and are and shall be owned, held, mortgaged and leased subject to, the terms and provisions of: (i) a Declaration of Covenants, Conditions, Restrictions and Easements dated as of October 31, 1996 and

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recorded with the Recorder of Deeds of Cook County, Illinois on November
14, 1996 as Document No. 96869216 (as the same may be amended from time to time, the "Original Operating Agreement"); and (ii) an Easement Agreement dated as of October 31, 1996 and recorded with the Recorder of Deeds of Cook County, Illinois on November 14, 1996 as Document No. 96869215 (as the same may be amended from time to time, the "Easement Agreement"). The Original Operating Agreement, among other things, grants and imposes certain easements, covenants, conditions and restrictions affecting the Project, and sets forth allocations of common costs (e.g., insurance costs and costs of maintaining common facilities) among the respective owners of portions of the Project. The Easement Agreement, among other things, grants certain reciprocal easements affecting the Project and the residential condominium development located immediately north of and adjacent to the Project (the "Mayfair Project"). Copies of the Original Operating Agreement and the Easement Agreement have been delivered to and reviewed by Tenant prior to the date hereof.

     E. Following the subdivision of the Land and the Building, as described above, Landlord intends to amend and/or amend and restate the Original Operating Agreement in accordance with Article 20 of the Original Operating Agreement. The Original Operating Agreement, as amended and/or amended and restated in accordance with said Article 20, or as otherwise amended in accordance with the terms of the Original Operating Agreement, is referred to in this Lease as the "Amended Operating Agreement".

     F. Landlord desires to lease to Tenant and Tenant desires to lease from Landlord a portion of the Commercial Space on the terms and subject to the conditions set forth hereinbelow, along with the non-exclusive right to use certain other portions of the Landlord's Property on the terms and subject to the conditions set forth hereinbelow.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:


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                                  ARTICLE 1

                            GRANT OF LEASE; PREMISES

     Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises shown, by cross-hatching, on the floor plan attached hereto and made a part hereof as Exhibit D containing 4,000 square feet of space on the first floor of the Building (the "Premises"). Subject to the Easement Agreement, the Original Operating Agreement, the Amended Operating Agreement (as they may be amended and/or amended and restated from time to time) and this Lease, Landlord also hereby grants to Tenant, the non-exclusive right to use, in common with the Other Permitted Parties (as defined below), the loading docks, service areas, storage room, delivery entrances, and common area corridors and hallways (collectively, the "Common Areas") located in the Landlord's Property. Tenant may only use the Common Areas for shipping, receiving, trash removal, delivery, loading, unloading and other purposes for which the Common Areas were designed. For purposes of this Lease, "Other Permitted Parties" shall mean the present and future owners, lessees and other occupants of the Landlord's Property and their respective customers, licensees, business invitees, employees, suppliers, agents, contractors and subtenants, and any person or entity entitled to use the Common Areas or any portion thereof as a matter of law or pursuant to the Easement Agreement, the Original Operating Agreement or the Amended Operating Agreement (as they may be amended and/or amended and restated from time to time).

                                   ARTICLE 2

                                TERM; POSSESSION

     2.1 TERM. The term of this Lease (the "Term") shall commence on the earlier to occur of: (i) the Substantial Completion Date (as defined in Section 2 of the Workletter being executed by Landlord and Tenant simultaneously with the execution and delivery of this Lease in the form of Exhibit E attached hereto and made a part hereof), and (ii) the date on which Tenant or any of Tenant's Contractors takes possession of the Premises or any portion thereof to begin construction of the Tenant's Work (as defined in the Workletter). The earlier of said dates is referred to herein as the "Commencement Date". The Term shall end on the last day of the tenth (10th) Lease Year (as defined below) (the "Expiration Date"), unless extended or sooner terminated as provided herein.


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     2.2 DELAY IN THE SUBSTANTIAL COMPLETION DATE.  If the Substantial
Completion Date is delayed for any reason, Landlord shall not be subject to any liability on account thereof and such delay shall not affect the validity of this Lease or the obligations of Tenant hereunder; provided, however, that if the Substantial Completion Date has not occurred on or before September 1, 1997 for any reason other than a Tenant Delay (as defined in the Workletter) Tenant shall have the right to terminate this Lease as its sole and exclusive remedy by delivering written notice thereof to Landlord at any time after September 1, 1997 and prior to the Substantial Completion Date.

     2.3 LEASE YEAR DEFINED. As used in this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period beginning with the Commencement Date, except that if the Commencement Date is other than the first day of a calendar month, then the first (1st) Lease Year shall be the period from the Commencement Date through the date twelve (12) months after the last day of the calendar month in which the Commencement Date occurs, and each subsequent Lease Year shall be the period of twelve (12) months following the last day of the prior Lease Year. Notwithstanding the foregoing, if the initial Term is extended pursuant to Section 3.1 hereof, the tenth (10th) Lease Year shall be extended to include any such extension of the initial Term.

                                   ARTICLE 3

                                   BASE RENT

     3.1 BASE RENT. Tenant shall pay to Landlord annual base rent (the "Base Rent") for the Premises in the applicable amounts for each Lease Year as set forth below in this Section; provided, however, that Tenant shall not be obligated to pay Base Rent during the period of time beginning on the Commencement Date and continuing through the day immediately preceding the Rent Commencement Date (as defined below).

     The "Rent Commencement Date" shall be the earlier to occur of: (i) the date which is one hundred twenty-one (121) days after the Commencement Date, or
(ii) the date on which Tenant opens for business in the Premises or any portion thereof; provided, however, that if:

           (a) Tenant prepares, submits to Landlord, and if necessary, revises the Tenant's Plans in accordance with the terms (including, without limitation, within the time periods for revisions) set forth in the Workletter; and


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           (b) within five (5) business days after Landlord approves the
      Tenant's Plans pursuant to the Workletter, Tenant submits to the appropriate department(s) of the City of Chicago (the "City") the Tenant's Plans and all other documents, materials and information (collectively, the "Permit Materials") which Tenant and its architects and consultants, exercising due diligence (including, without limitation, familiarizing themselves with the City's building code), believe in good faith comply with all applicable laws, codes, ordinances, rules, regulations and requirements of the City necessary to obtain a building permit for the Tenant's Work; and

           (c) following the initial submission of the Tenant's Plans and the Permit Materials to the City, Tenant uses its best efforts to obtain the building permit for the Tenant's Work as soon as possible; and

           (d) notwithstanding such best efforts, the City does not issue a building permit for the Tenant's Work before the end of the Permit Period (as defined below); and

           (e) Tenant and Tenant's Contractors use their best efforts to complete the Tenant's Work as soon as possible (including, without limitation, performing any portion of the Tenant's Work that can be legally performed prior to the issuance of a separate building permit for the Tenant's Work and which is consented to by Landlord); and

           (f) notwithstanding such best efforts, Tenant's Contractors are unable to complete the Tenant's Work within one hundred and twenty (120) days after the date on which the Landlord's Work is substantially complete as a result of the City's failure to issue a building permit for the Tenant's Work before the end of the Permit Period;

then the 121-day period described in clause (i) above shall be extended on a day-for-day basis for a time period equal to the lesser of (X) the number of days the completion of the Tenant's Work is delayed beyond one hundred twenty
(120) days after the date on which the Landlord's Work is substantially complete as a result of the City's failure to issue a building permit for the Tenant's Work before the end of the Permit Period, and (Y) the number of days between the end of the Permit Period and the date on which the City issues a building permit for the Tenant's Work. Tenant shall promptly deliver to Landlord copies of any correspondence between Tenant (or its agents) and the City relating to Tenant's efforts to obtain the building permit for the Tenant's Work (including, without limitation, the correspondence transmitting the initial Tenant's Plans and the Permit Materials to the City pursuant to clause (b) above), and upon Landlord's request, Tenant shall promptly deliver to Landlord copies of any plans, drawings, specifications and other materials delivered by Tenant or its agents to the City or by the City to Tenant or its agents and relating to the Tenant's Work or Tenant's efforts to obtain such building permit. Landlord shall cooperate with Tenant in Tenant's efforts to obtain the building permit for the Tenant's Work, provided that Landlord shall not be obligated to incur any material costs in connection therewith.

     For purposes of clause (c) above, "best efforts" shall include, but shall not be limited to, revising the

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

Tenant's Plans and the Permit Materials pursuant to the City's comments, and responding to the City's requests and inquiries regarding the Tenant's Plans and the Permit Materials, as soon as commercially practicable and in any event within ten (10) days after Tenant's receipt of the City's comments, requests or inquiries.

        The "Permit Period" shall mean the sixty (60) day period immediately following the date on which Tenant initially submits the Tenant's Plans and the Permit Materials to the City pursuant to clause (b) above (the "Submission Date"); provided, however, that if the Tenant's Plans are not delivered to Landlord under Section 3(a)(vi) of the Workletter on or before July 1, 1997, then the Permit Period shall be extended, on a day-for-day basis, by the number of days between July 1, 1997 and the date the Tenant's Plans are submitted to Landlord under Section 3(a)(vi) of the Workletter (both inclusive). For illustrative purposes only, if the Tenant's Plans are submitted to Landlord on July 10, 1997, and the Submission Date occurs on July 21, 1997, then the Permit Period shall end on September 29, 1997 (i.e., seventy days after the Submission
Date).

        The time period, if any, determined pursuant to clauses (X) and (Y) above is referred to in this Lease as the "Building Permit Delay Period". In the event of any dispute regarding the calculation, if any, described in clause
(X) above, each of Landlord and Tenant shall promptly designate an architect having reasonable experience in performing construction work similar to the Tenant's Work, and such designated architects shall promptly select a third architect having reasonable experience in performing construction work similar to the Tenant's Work and mutually acceptable to both designated architects, and such third architect shall determine the calculation under clause (X) above, and such decision shall be binding on the parties. If either party fails to promptly designate an architect under the immediately preceding sentence, the architect designated by the other party shall determine the calculation under clause (X) above, and such decision shall be binding on the parties. If the Rent Commencement Date is delayed as a result of a Building Permit Delay Period and/or a Storefront Windows Delay Period (as defined below), the initial Term shall be extended, on a day-for-day basis, equal to the number of days in the Building Permit Delay Period and/or the Storefront Windows Delay Period, and if any such extension would result in the Expiration Date occurring on a day other than the last day of a calendar month, then the initial Term shall be further extended to the last day of the calendar month in which the Expiration Date would otherwise occur.


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

        If the storefront windows for the Premises to be installed as part of the Landlord's Work are not installed on or before September 1, 1997, then the 121-day period described in clause (i) above shall be extended on a day-for-day basis for a time period equal to the number of days between September 1, 1997 and the date on which such storefront windows are installed (the "Storefront Windows Delay Period"). If such storefront windows are not installed on or before September 1, 1997, the extension of the 121-day period described in clause (i) above pursuant to the immediately preceding sentence shall be Tenant's sole and exclusive remedy on account thereof.

        The Base Rent shall be paid in equal monthly installments ("Monthly Base Rent"), as set forth below in this Section, in advance on the Rent Commencement Date and on the first day of each calendar month thereafter of the Term, and at the same rate for fractions of a month if the Rent Commencement Date occurs on any day except the first day of a calendar month. The applicable amounts of Base Rent and Monthly Base Rent to be paid during each Lease Year are as follows:

          Lease Year  Rental Rate  Annual Base Rent  Monthly Base Rent
          ----------  -----------  ----------------  -----------------

             1          $35.00      $140,000.00      $11,667.00
             2          $35.87      $143,480.00      $11,956.00
             3          $36.77      $147,080.00      $12,257.00
             4          $37.69      $150,760.00      $12,563.00
             5          $38.63      $154,520.00      $12,877.00

          Lease Year  Rental Rate  Annual Base Rent  Monthly Base Rent
          ----------  -----------  ----------------  -----------------

             6          $39.60      $158,400.00      $13,200.00
             7          $40.59      $162,360.00      $13,530.00
             8          $41.60      $166,400.00      $13,866.00
             9          $42.64      $170,560.00      $14,213.00
            10          $43.71      $174,840.00      $14,570.00

     3.2 MANNER OF PAYMENT. Base Rent, Rent Adjustments (as defined below), Rent Adjustment Deposits (as defined below) and all other amounts becoming due from Tenant to Landlord hereunder or under the Workletter (hereinafter collectively, "Rent") shall be paid in lawful money of the United States to Landlord at the office of Landlord, or as otherwise designated from time to time by written notice from Landlord to Tenant. The payment of Rent hereunder is independent of each and every other covenant and agreement contained in this Lease, and Rent shall be paid without any setoff, abatement, counterclaim or deduction whatsoever except as may


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

be expressly provided herein.


                                   ARTICLE 4

                                RENT ADJUSTMENTS

     4.1 OBLIGATION TO PAY RENT ADJUSTMENTS. In addition to paying Base Rent, Tenant shall also pay as additional rent the amounts determined in accordance with this Article (hereinafter referred to as "Rent Adjustments"):

     4.2 DEFINITIONS.  As used in this Lease,
           (a) "Calendar Year" shall mean any calendar year falling partially or wholly within the Term.
           (b) "Expenses" shall mean and include: (i) all charges, assessments, expenses, fees, costs and other amounts payable by Landlord or assessed against the Landlord's Property under the Original Operating Agreement or the Amended Operating Agreement, including, without limitation, Landlord's share of the cost of insurance to be carried for the Project under the Original Operating Agreement or the Amended Operating Agreement (but specifically excluding any such charges, assessments, expenses, fees, costs and other amounts payable with respect to the maintenance, repair or replacement of the structural components of the Building or the replacement of any mechanical systems which are Landlord's responsibility under Section 7.2 hereof), (ii) subject to any special allocations made by Landlord pursuant to Section 4.3 hereof, the cost of any insurance carried by Landlord and applicable to the Landlord's Property or any personal property used in connection therewith (including, without limitation, liability insurance and rent loss insurance in amounts determined by Landlord from time to time), (iii) all costs or expenses paid or incurred by or on behalf of Landlord for managing, operating, maintaining, repairing and replacing the Landlord's Property, any HVAC, mechanical and utility systems and component parts thereof located in or providing services to the Landlord's Property or any portion thereof, and Landlord's personal property used in connection with the Landlord's Property (but specifically excluding any such costs or expenses paid or incurred with respect to the maintenance, repair or replacement of the structural components of the Building or the replacement of any mechanical systems which are Landlord's responsibility under Section 7.2 hereof), (iv) the cost of any utilities furnished to the Common Areas, (v) subject to any special allocations made by Landlord pursuant to Section 4.3 hereof, the cost of any water furnished to the Landlord's Property and not separately metered for the Premises or other tenants' premises and paid for by Tenant or such other tenants directly to the City, (vi) subject to any special allocations made by Landlord pursuant to subsection (g) of Section 7.3 hereof, all costs and expenses paid or incurred by Landlord in performing the Landlord's Common Areas Work (but specifically excluding any such costs or expenses paid or incurred with respect to the maintenance, repair or replacement of the structural components of the Building or the replacement of any mechanical systems which are Landlord's responsibility under Section 7.2 hereof), less any payments which Landlord is entitled to receive from other owners of portions of the Project under Exhibits 5.1(b), (c) and
      (d) of the Original Operating Agreement (or any successor or corresponding exhibits of the Amended Operating Agreement) to the extent such payments relate to the Landlord's Common Areas Work as reasonably determined by Landlord; and (vii) the cost of any capital improvements made by or on behalf of Landlord to or within the Landlord's Property (including, without limitation, any capital improvements made in connection with performing the Landlord's Common Areas Work, but specifically excluding the cost of any capital improvements made to the structural components of the Building, the cost of any capital improvements to replace any mechanical systems which are Landlord's responsibility under Section 7.2 hereof, and the cost of any capital improvements made to improve a tenant's premises in the Landlord's Property for such tenant's occupancy), provided that the cost of any capital improvements shall be amortized over such reasonable periods as Landlord shall determine and at the prevailing construction loan rate available to Landlord at the time such improvements are made, and only the portion of the cost of the capital improvements amortized in any Calendar Year (together with such interest) shall be included in Expenses for any such Calendar Year. If any item of Expenses, although paid or incurred in one Calendar Year, relates to more than one Calendar Year, at the option of Landlord, such item may be allocated proportionately among such related Calendar Years.

           (c) "Taxes" shall mean real estate taxes, general or special assessments, sewer rents, rates

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

     and charges, transit and transit district taxes, taxes based upon the receipt of Rent, and any other federal, state or local governmental charge, whether general, special, ordinary or extraordinary
     (including, without limitation those levied or assessed by special taxing districts now or hereafter created, but not including income or franchise taxes or any other taxes imposed upon or measured by Landlord's income or profits, except as provided herein), which may now or hereafter be levied, assessed or imposed against the Landlord's Property or any personal property used in conjunction therewith. "Taxes" shall also include all costs and expenses incurred by Landlord (including, without limitation, reasonable attorneys' fees) in seeking or obtaining reductions or limitations on increases of Taxes, and refunds of Taxes. Landlord and Tenant hereby acknowledge that initially the Landlord's Property will be included within one or more larger parcels for real estate tax assessment purposes, which parcel(s) may include either or both of the Garage and the Residential Development. Until such time as the Landlord's Property is assessed as one or more separate tax parcels, the applicable percentage set forth below of the Taxes for the larger tax parcel(s) in which the Landlord's Property is located shall be deemed attributable to the Landlord's Property and shall constitute "Taxes" hereunder. If and so long as the Garage and the Residential Development are included within such larger tax parcel(s), ten percent (10%) of the Taxes for such larger parcel(s) shall be deemed attributable to the Landlord's Property and shall constitute "Taxes" hereunder. If and so long as the Residential Development, but not the Garage, is included within such larger tax parcel(s), fourteen and 29/100 percent (14.29%) of the Taxes for such larger parcel(s) shall be deemed attributable to the Landlord's Property and shall constitute "Taxes" hereunder. If Landlord and the owners of the Garage and/or the Residential Development elect to seek a refund of or reduction in Taxes with respect to any such larger tax parcel(s), notwithstanding anything contained herein to the contrary, "Taxes" shall include the applicable percentage set forth above (based on the portion of the Project included within such tax parcel) of the costs and expenses incurred in connection with any such contest (including, without limitation, attorneys' fees).


     Notwithstanding anything contained in this subsection (c) to the contrary:

     (i) If at any time the method of taxation then prevailing is altered so that any new

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

         or additional tax, assessment, levy, imposition or charge or any part thereof is imposed upon Landlord in place or partly in place of any such Taxes or contemplated increase therein, or in addition to Taxes, and is measured by or is based in whole or in part upon the Landlord's Property or the rents or other income therefrom, then all such new taxes, assessments, levies, impositions or charges or part thereof, to the extent that they are so measured or based, shall be included in Taxes levied, assessed or imposed against the Landlord's Property to the extent that such items would be payable if the Landlord's Property were the only property of Landlord subject thereto and the income received by Landlord from the Landlord's Property were the only income of Landlord.



    (ii) In the case of special assessments which may be paid in installments, the amount of each installment, plus any interest payable thereon, paid during a Calendar Year shall be included in Taxes for that Calendar Year. Except as provided in the preceding sentence and in clause (iii) below, all references to Taxes "for" a particular Calendar Year shall be deemed to refer to taxes levied, assessed or otherwise imposed for such Calendar Year without regard to when such Taxes are payable.


   (iii) Taxes shall also include any personal property taxes (attributable to the Calendar Year in which paid) imposed upon the furniture, fixtures,
         machinery, equipment, apparatus, systems and   appurtenances which are
         components of or used in conjunction with the Landlord's Property.



(d) "Tenant's Proportionate Share" shall mean 44.44%, a percentage determined
    by dividing 4,000 square feet, the rentable area    contained in the
    Premises, by 9,000 square feet, the rentable area contained in the Landlord's Property. The parties acknowledge and agree that a variety of methods and standards exist for measuring the rentable area of a building or a portion thereof, and that

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

    individuals, including experts in this area, may reach different conclusions on the rentable area of a building or a portion thereof, even though such parties have based their conclusions on the same measurement methods or standards. Accordingly, in order to eliminate any ambiguity or uncertainty, the parties hereby agree that the rentable area of the Premises and the rentable area of the Landlord's Property, respectively, are as specified above, and such figures, the respective amounts of Base Rent set forth in Sections 3.1 and 29.2 hereof (which have been calculated pursuant to such figures), and Tenant's Proportionate Share shall not be contested by either party.


                4.3 COMPUTATION OF RENT ADJUSTMENTS. Tenant shall pay Rent Adjustments for each Calendar Year determined as hereinafter set forth. Rent Adjustments payable by Tenant with respect to each Calendar Year shall include: (i) Tenant's Proportionate Share of the amount of Taxes for such Calendar Year (the "Tax Adjustment"), plus (ii) Tenant's Proportionate Share of the amount of Expenses for such Calendar Year, plus any amounts allocated to Tenant by Landlord as provided below in this Section 4.3 and/or under subsections (f) and/or (g) of Section 7.3 hereof (collectively, the "Expense Adjustment"). In calculating the Expense Adjustment, Landlord shall have the right to specially allocate to Tenant and the Premises: (i) any Expenses relating to insurance (whether directly incurred by Landlord or allocated to Landlord or the Landlord's Property under the Original Operating Agreement or the Amended Operating Agreement) based on the manner in which the insurance company or agent issuing the applicable policy or policies allocates such insurance-related Expenses to Tenant or the Premises, and (ii) the cost of any water furnished to the Landlord's Property and not separately metered for the Premises or other leased premises and paid for by Tenant or such other tenants directly to the City (whether directly incurred by Landlord or allocated to Landlord or the Landlord's Property under the Original Operating Agreement or the Amended Operating Agreement). In connection with any special allocations described in clause (ii) of the immediately preceding sentence, as of the date hereof, it is contemplated that there will be one water bill issued by the City for the entire Project and that pursuant to the Amended Operating Agreement, the condominium association for the Residential Development will have primary responsibility for paying each such water bill on a timely basis. Pursuant to the Amended Operating Agreement, Landlord will be obligated to pay or reimburse the condominium association for an equitable share of each water bill for the Project based on the amount of water furnished to the Landlord's Property, as determined by a sub-meter installed or to be installed for the Landlord's Property.
    Until such time (if any) as separate water bills are issued by the City for the Premises and any other leased premises in the Landlord's Property (and Tenant and such other tenants pay such water bills directly to the City), the cost of water furnished to the Landlord's Property shall be equitably allocated by Landlord between Tenant and the other tenant(s) of the Landlord's Property. If sub-meters are installed by Landlord to measure the amount of water furnished to the Premises, the other leased premises, and/or the Common Areas, respectively, Landlord shall allocate the cost of water furnished to the Landlord's Property between Tenant and such other tenant(s) based on actual use as determined by such sub-meters, and shall equitably allocate the cost of any water furnished to the Common Areas. Until such time (if any) as any such sub-meters are installed, Landlord shall equitably allocate the cost of water furnished to the Landlord's Property between Tenant and such other tenant(s) based on Landlord's reasonable determination of the respective amounts of water used by or for the benefit of Tenant and such other tenants from time to time. To the extent any insurance-related Expenses and/or water charges are specially allocated to Tenant and the Premises as provided above in this Section 4.3, such allocated amount(s) shall be used in determining the Expense Adjustment, in lieu of Tenant's Proportionate Share of such insurance-related Expenses and/or water charges.


        Prior to entering into this Lease, Landlord provided Tenant with Landlord's good faith estimate that the Tax Adjustment for the first (1st) Calendar Year (calculated on an annualized basis if the first Calendar Year is a partial year) will be between $28,000 and $40,000. Landlord provided no estimates with respect to any Tax Adjustment other than for the first
    (1st) Calendar Year as provided above. Tenant hereby acknowledges and agrees that: (i) the estimate described above is not a representation, warranty, covenant, assurance or guaranty by Landlord that the Tax Adjustment for the first (1st) Calendar Year or any other Calendar Year will be within said estimate, and (ii) the actual Tax Adjustment for the first (1st) Calendar Year or any other Calendar Year may be higher or lower than such estimate.


        Prior to entering into this Lease, Landlord provided Tenant with Landlord's good faith estimate that the Expense Adjustment (excluding any amounts attributable to water charges) for the first (1st) Calendar Year (calculated on an annualized basis if the first Calendar Year is a partial year) will be approximately $4,000.

    Landlord provided no estimates with respect to any Expense Adjustment other
    than for the first (1st) Calendar   Year as provided above.  Tenant hereby
    acknowledges and agrees that: (i) the estimate described above is not a representation, warranty, covenant, assurance or guaranty by Landlord of the Expense Adjustment (excluding any amounts attributable to water charges) for the first (1st) Calendar Year or any other Calendar Year, and
    (ii) the actual Expense Adjustment (excluding any amounts attributable to water charges) for the first (1st) Calendar Year or any other Calendar Year may be higher or lower than such estimate.

        4.4 PAYMENTS OF RENT ADJUSTMENTS; PROJECTIONS. Tenant shall make estimated payments on account of Tax Adjustment and Expense Adjustment (the aggregate of such payments with respect to any Calendar Year being hereinafter referred to as the "Rent Adjustment Deposits") as follows:

                (a) Not less than ten (10) days prior to the Rent Commencement Date, Landlord shall, and from time to time (but not more often than twice) during any Calendar Year Landlord may, deliver to Tenant a written notice or notices (each such notice being hereinafter referred to as a "Projection Notice") setting forth (A) Landlord's reasonable estimates, forecasts or projections (collectively, the "Projections") of either or both of Taxes and Expenses for such Calendar Year and any amounts to be allocated to Tenant under Section 4.3 hereof and/or under subsections (f) and/or (g) of Section 7.3 hereof and (B) Tenant's Rent Adjustment Deposits for such Calendar Year based upon the Projections. The Projections contained in any Projection Notice delivered with respect to the last twelve (12) months of the Term or any portion thereof may include reasonable, increased estimates, forecasts or projections to include Taxes and Expenses and any amounts allocated to Tenant under Section 4.3 hereof and/or under subsections
         (f) and/or (g) of Section 7.3 hereof which may not be known until after the expiration of the Term (including, without limitation, Taxes for the last Calendar Year of the Term); provided, however, that nothing contained in this Section 4.4(a) shall limit or otherwise affect Tenant's obligations under Section 4.8 hereof.


                (b) Tenant shall commence payments of monthly installments of Rent Adjustment Deposits on the Rent Commencement Date. On such date, and on or before the first day of each calendar month thereafter during the Term, Tenant shall pay to Landlord one-twelfth (1/12) of the Rent Adjustment

         Deposits shown in the then most recent Projection Notice. Within fifteen (15) days following Landlord's delivery of a Projection Notice for a Calendar Year in progress, Tenant also shall pay Landlord a lump sum equal to the Rent Adjustment Deposits shown in the Projection Notice less the sum of (A) any previous payments on account of Rent
         Adjustment Deposits made       with respect to such Calendar Year and
         (B) monthly installments on account of Rent Adjustment Deposits due for the remainder of such Calendar Year. Until such time as Landlord furnishes a Projection Notice for a Calendar Year, Tenant shall continue to pay monthly installments of Rent Adjustment Deposits in
         the amount     shown in the then most recent Projection Notice.

         4.5 READJUSTMENTS. The following readjustments shall be made by Landlord and Tenant for the Expense Adjustment and the Tax Adjustment for each Calendar Year:

               (a) Following the end of each Calendar Year and after Landlord has determined the actual amount of Expenses to be used in calculating the Expense Adjustment for such Calendar Year and the actual amounts, if any, allocated to Tenant under Section 4.3 hereof and/or under subsections (f) and/or (g) of Section 7.3 hereof, Landlord shall notify Tenant in writing (any such notice is hereinafter referred to as "Landlord's Expense Statement") of such Expenses, allocations and the Expense Adjustment for such Calendar Year. If the Expense Adjustment owed for such Calendar Year exceeds the Expense Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Calendar Year, then Tenant, within thirty (30) days after the date of Landlord's Expense Statement, shall pay to Landlord an amount equal to the excess of the Expense Adjustment over the Expense Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Calendar Year. If the Expense Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Calendar Year exceeds the Expense Adjustment owed for such Calendar Year, then Landlord may credit such excess to any Rent then due and owing until such excess has been exhausted, and if no Rent is then due and owing or if any excess remains after such credit to any Rent then due and owing, then Landlord shall credit such excess to Rent payable after the date of Landlord's Expense Statement, or upon Tenant's request made within ten
         (10) days after delivery of Landlord's Expense Statement, Landlord shall promptly pay such excess amount to Tenant. If this Lease expires or is terminated prior to full application of any such excess, Landlord shall promptly pay such excess amount to Tenant less: (i) any amount applied against Rent,
         (ii) any amount necessary to cure any defaults by Tenant under this Lease, and (iii) an amount reasonably required for payment of Rent for the Calendar Year in which this Lease expires, without limiting or otherwise affecting Tenant's obligations under Section 4.8 hereof.


                (b) Following the end of each Calendar Year and after Landlord has determined the actual amount of Taxes to be used in calculating the Tax Adjustment for such Calendar Year, Landlord shall notify Tenant in writing (any such notice hereinafter referred to as "Landlord's Tax Statement") of such Taxes for such Calendar Year. If the Tax Adjustment owed for such Calendar Year exceeds the Tax Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Calendar Year, then Tenant, within thirty (30) days after the date of Landlord's Tax Statement, shall pay to Landlord an amount equal to the excess of the Tax Adjustment over the Tax Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Calendar Year. If the Tax Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Calendar Year exceeds the Tax Adjustment owed for such Calendar Year, then Landlord may credit such excess to any Rent then due and owing until such excess has been exhausted, and if no Rent is then due and owing or if any excess remains after such credit to any Rent then due and owing, then Landlord shall credit such excess to Rent payable after the date of Landlord's Tax Statement, or upon Tenant's request made within ten
         (10) days after delivery of Landlord's Tax Statement, Landlord shall promptly pay such excess amount to Tenant. Landlord shall deliver the Landlord's Tax Statement for the Taxes for the last Calendar Year of the Term, within ten (10) days after the actual Taxes for the last Calendar Year of the Term are known. If the amount due from Tenant to Landlord under such final Landlord's Tax Statement is less than any Rent Adjustment Deposits then being held by Landlord for the payment of the Tax Adjustment for such last Calendar Year, then concurrently with the delivery of such Landlord's Tax Statement, Landlord shall pay such excess amount to Tenant less: (i) any amount applied against Rent, (ii) any amount necessary to cure any defaults by Tenant under this Lease, and (iii) an amount reasonably required for payment of Rent for the Calendar

        Year in which this Lease expires, without limiting or otherwise affecting Tenant's obligations under Section 4.8 hereof. Notwithstanding anything contained herein to the contrary, Landlord hereby agrees that the Tax Adjustment due and payable for the Calendar Year 1997 shall not exceed an amount equal to Forty Thousand and 00/100 Dollars ($40,000.00) multiplied by Tenant's Proportionate Share, and further multiplied by a fraction, the numerator of which is the number of days from the Rent Commencement Date to December 31, 1997 (both inclusive), and the denominator of which is 365. No interest or penalties shall accrue on any amounts which Landlord is obligated to credit or pay to Tenant pursuant to this Section.

        4.6 BOOKS AND RECORDS. Landlord shall maintain books and records showing Taxes and Expenses in accordance with sound accounting and management practices. Tenant or its representative shall have the right to examine Landlord's books and records showing Taxes and Expenses upon reasonable prior notice and during normal business hours at any time within thirty (30) days following the furnishing by Landlord to Tenant of Landlord's Expense Statement or Landlord's Tax Statement, as the case may be, provided in Section 4.5. Unless Tenant takes written exception to any item within thirty (30) days after the furnishing of the Landlord's Expense Statement or Landlord's Tax Statement, as the case may be, containing such item, such Landlord's Tax Statement or Landlord's Expense Statement shall be considered final and accepted by Tenant.

        4.7 AUDIT PROCEDURES.  If Tenant notifies Landlord within such thirty
    (30) day period that Tenant disputes any specific item or items in any Landlord's Expense Statement or Landlord's Tax Statement, as the case may be, and such dispute is not resolved between Landlord and Tenant within thirty (30) days after the date such notice is given by Tenant, Tenant, during the fifteen (15) day period next following the expiration of the thirty (30) day period commencing on the date such notice is given, may refer such disputed item or items for determination by an independent certified public accountant mutually acceptable to the parties, and the determination of such accountant shall be final, conclusive and binding upon Landlord and Tenant. Tenant agrees to pay all costs involved in such determination except where it is determined that Landlord has overcharged Tenant for the Tax Adjustment and the Expense Adjustment for such Calendar Year by more than four percent (4%), in which case Landlord shall pay such costs.

        4.8 PRORATION AND SURVIVAL. With respect to any Calendar Year which does not fall entirely within the Term, Tenant shall be obligated to pay as the Expense Adjustment and the Tax Adjustment for such Calendar Year only a pro rata share of the Expense Adjustment and the Tax Adjustment based upon the number of days of the Term falling within the Calendar Year, provided that for the Calendar Year in which the Rent Commencement Date occurs, Tenant shall be obligated to pay as the Expense Adjustment and the Tax Adjustment for such Calendar Year only a pro rata share of the Expense Adjustment and the Tax Adjustment based upon a fraction, the numerator of which is the number of days from the Rent Commencement Date to December 31st of such Calendar Year (both inclusive), and the denominator of which is 365. Following the expiration or termination of this Lease, Tenant shall pay any Rent Adjustments due to Landlord within fifteen (15) days after the date of each Landlord's Expense Statement or Landlord Tax Statement sent to Tenant after the expiration or termination of this Lease. Without limitation of other obligations of Tenant which shall survive the expiration of the Term, the obligation of Tenant to pay Rent Adjustments provided for in this Article shall survive the expiration or termination of this Lease.


        4.9 NO DECREASE IN BASE RENT. In no event shall any Rent Adjustments result in a decrease of Base Rent.

        4.10 ADDITIONAL RENT. All amounts payable by Tenant as or on account of Rent Adjustments shall be deemed to be additional rent becoming due under this Lease.

        4.11 CONTESTING TAXES. Until such time as the Landlord's Property is assessed as one or more separate tax parcels, Tenant shall not have the right to contest the validity, amount or rate of any Taxes assessed against the Landlord's Property or against any tax parcel including the Landlord's Property or any portion thereof. After the Landlord's Property is assessed as one or more separate tax parcels, Tenant shall have the right, at its sole cost and expense, to contest by appropriate proceedings diligently conducted in good faith, the validity, amount or rate of any Taxes assessed against the Landlord's Property, provided that: (i) Tenant gives Landlord not less than seven (7) days advance notice prior to commencing any action in connection with any such contest, (ii) Landlord has not elected to contest or does not intend to contest such Taxes, (iii) Tenant delivers to Landlord a bond or other security reasonably satisfactory to Landlord (after taking into consideration any Rent Adjustment Deposits then being held by Landlord for the Tax Adjustment related to the Taxes being contested) to secure the payment of such contested Taxes and any penalties and interest which may accrue thereon, and (iv) Tenant satisfies any conditions set forth in any First Mortgage (as defined below) then encumbering the Landlord's Property relating to the right to contest Taxes. In addition to the terms and conditions set forth in the immediately preceding sentence, if one or more other tenants of the Landlord's Property are also contesting such Taxes, Tenant shall pursue its contest in conjunction with the contest by such other tenant(s). If Landlord has elected to contest or intends to contest any Taxes which Tenant intends to contest pursuant to this Section, Landlord shall notify Tenant of such election or intention within seven (7) days after receipt of Tenant's notice described above.


                                  ARTICLE 5

                               USE OF PREMISES

         5.1 PERMITTED USE.

                 (a) Tenant shall use and occupy the Premises exclusively for the purpose set forth below in this subsection (a) and for no other use or purpose. Subject to Article 34 hereof, the Premises shall be used as a "cigar bar" restaurant similar in quality, operation and atmosphere to Tenant's "Shelly's Back Room Cigar Parlor" in Washington D.C. (as such "Shelly's Back Room Cigar Parlor" is intended to be operated upon its opening for business, which opening is scheduled to occur within thirty (30) days after the date hereof, and as such operation has been represented by Tenant to Landlord prior to entering into this Lease). A "cigar bar" restaurant involves the serving of food and alcoholic and non-alcoholic beverages, for on-premises consumption only, in an atmosphere which permits and promotes cigar smoking, subject to Article 34 hereof. In addition, the Premises, the use and design thereof, and the business operated therein as described above, shall be of a quality, design and atmosphere which are consistent with the design, use and first-class, exclusive quality and atmosphere of the Building and the neighborhood in which the Building is located (including, but not limited to, the Mayfair Project). Tenant shall use for office, clerical or other non-selling purposes only such space in the Premises as is reasonably required from time to time for Tenant's business in the Premises as described above. For purposes of this Article, Tenant shall be deemed to include Tenant's permitted subtenants, assigns and occupants.


                (b) Tenant shall use its best efforts to complete the Tenant's Work and open for business in the Premises as soon as possible after the Commencement Date, and after opening for business in the Premises, Tenant agrees to use and operate one hundred percent (100%) of the Premises during the entire Term of this Lease for the use and purpose and in accordance with the standards set forth in subsection (a) above. Without limiting the generality of the foregoing, but subject to the time restrictions set forth below in this subsection, the Premises shall be open for business for lunch and dinner service seven (7) days a week. Tenant shall comply promptly with all laws and ordinances and lawful orders and regulations affecting the Premises and the cleanliness, safety, occupancy and use of same, including, without limitation, any laws and ordinances relating to handicap accessibility (including, without limitation, the Americans with Disabilities Act). Tenant agrees that it will conduct its business in the Premises in a lawful manner in good faith, and shall not do any act tending to injure the reputation of the Building. Tenant agrees that the Premises shall not be open for business at any time between the hours of 2:00 A.M. and 6:00 A.M., Chicago time. In addition, if: (i) Landlord receives repetitive, legitimate (as reasonably determined by Landlord) complaints from one or more persons regarding noise or other disturbances made or created by Tenant's employees, customers or invitees in and around the Project or the neighborhood in which the Project is located (including, without limitation, in and around the Mayfair Project), and (ii) Tenant fails to adequately and permanently eliminate such occurrences to Landlord's reasonable satisfaction within a reasonable period of time following written notice from Landlord to Tenant, then in addition to all other rights and remedies available to Landlord under this Lease or at law or in equity, Landlord shall have the right to prohibit Tenant from being open for business in the Premises at any time between the hours of 12:00 A.M. and 2:00 A.M., Chicago time, which time restriction shall be in addition to the time restriction set forth in the immediately preceding sentence. There shall be no live music or other live entertainment in the Premises, and no music or other noise of any kind shall be played in the Premises which can be heard anywhere outside of the Premises. Tenant shall not use the areas (interior or exterior) adjacent to the Premises (including, without limitation, all or any portion of the Common Areas) for the sale or display of merchandise, solicitation or demonstrations or other business purposes.

        (c) Tenant shall warehouse, store and stock in the Premises only such food, goods, wares and merchandise as are reasonably necessary in order to operate the business in the Premises expressly permitted by this Lease.


        5.2 COMPLIANCE WITH LAWS AND INSURANCE. Tenant will not make or permit to be made any use of the Premises, and will not make any use of the Common Areas, which is directly or indirectly forbidden by public law, ordinance or governmental regulation, or which may be dangerous to persons or property, or which may invalidate any policy of insurance carried on the Project or the Landlord's Property or covering the operations of either, and if Tenant's occupancy or use of the Premises results in an increase in insurance premiums under any such policies, Tenant shall pay to Landlord said additional amounts. Tenant shall not do or permit to be done any act or thing upon the Premises, and shall not do any act or thing upon the Common Areas, which will be in conflict with or a violation of any fire insurance policies covering the Project or any portion thereof (including, without limitation, the Landlord's Property). Tenant, at its sole expense, shall comply and shall cause the Premises to comply with (i) all laws, codes, ordinances, rules, regulations or requirements of governmental and quasi-governmental authorities, and (ii) the requirements of any insurer under any policy of insurance carried on the Project or the Landlord's Property in order to avoid the invalidation of any such policy (including, without limitation, making any capital improvements required in connection therewith), and shall not do, or permit anything to be done, in the Premises, or bring or keep anything therein in violation of rules, regulations or requirements of the local municipality and any other governmental or quasi-governmental authority having jurisdiction. Landlord represents that the use of the Premises for the purpose described in
    Section 5.1(a) hereof will not invalidate the property insurance policy which Landlord presently intends to carry for the Project upon the completion thereof, subject to any changes to the terms of such policy between the date hereof and the completion of the Project. Tenant shall not do anything in the Common Areas or bring or keep anything therein in violation of rules, regulations or requirements of the local municipality and any other governmental or quasi-governmental authority having jurisdiction. Tenant shall be solely responsible for obtaining, and shall, at its sole cost, obtain and keep in full force and effect, all governmental licenses, permits and approvals required for (i) Tenant's occupancy of the Premises, (ii) Tenant's use of the Premises for the purpose permitted under this Lease, and (iii) the operation of Tenant's business in the Premises for the purpose permitted under this Lease, including, without limitation, a certificate of occupancy and a liquor license. This Lease and Tenant's obligations hereunder are not subject to or conditioned upon Tenant's obtaining any such licenses, permits or approvals, and Tenant's failure or inability to obtain one or more of such licenses, permits or approvals shall not release Tenant from any of its obligations or liabilities under this Lease.


        5.3 COMPLIANCE WITH COVENANTS AND RESTRICTIONS. Tenant shall not do or permit to be done any act or thing upon the Premises, and shall not do any act or thing upon the Common Areas, which will be in conflict with or a violation of any covenant, condition, restriction, easement or encumbrance of record affecting the Premises, the Landlord's Property or the Project or any portion of any thereof. Without limiting the generality of the foregoing, this Lease and Tenant's rights hereunder shall be subject and subordinate to the terms and provisions of the Easement Agreement, the Original Operating Agreement and the Amended Operating Agreement, as the same may be amended and/or amended and restated from time to time. Tenant shall, upon Landlord's request, execute a recordable instrument evidencing the subordination of this Lease to the terms and provisions of the Easement Agreement, the Original Operating Agreement and the Amended Operating Agreement, and to any amendments and/or amendments and restatements to any of the foregoing. Tenant hereby acknowledges that it has reviewed the Easement Agreement and the Original Operating Agreement with its legal counsel and hereby approves their respective terms, covenants, conditions and provisions. Landlord shall have the right to amend and/or amend and restate the Easement Agreement, the Original Operating Agreement (including, without limitation, in connection with creating the Amended Operating Agreement) and the Amended Operating Agreement, without Tenant's approval, as long as any such amendment and/or amendment and restatement does not materially, adversely affect Tenant's rights or obligations under this Lease. Tenant hereby agrees that Tenant's rights and/or obligations under this Lease shall not be materially, adversely affected by any such amendment and/or amendment and restatement which: (i) contains terms, covenants, conditions, restrictions and provisions similar to or consistent with those set forth in the Easement Agreement and/or the

    Original Operating Agreement; (ii) grants easements in, on, over and across the roof of the Landlord's Property or any portion thereof (including, without limitation, for the operation and maintenance of equipment thereon); (iii) grants easements in favor of the Residential Development which burden or affect the Premises or the Landlord's Property or any portion thereof and are similar to or consistent with any easements granted in the Easement Agreement and/or the Original Operating Agreement (including, without limitation, an easement in favor of the Residential Development to use the loading docks, service areas, storage room, delivery entrances and related corridors, facilities and equipment located in and on the Landlord's Property for shipping, receiving, trash removal, delivery, loading, unloading and similar purposes); (iv) provides for services to be furnished to or in favor of the Residential Development similar to the services to be furnished to the Mayfair Project and other portions of the Project under the Easement Agreement and/or the Original Operating Agreement; (v) provides for an allocation of the cost of water furnished to the Project among the Residential Development, the Landlord's Property and the Garage; and/or (vi) contains terms and provisions similar to those described and contemplated by Section 16.4(b) of the Easement Agreement or
    Section 20.1 of the Original Operating Agreement. Landlord shall deliver to Tenant copies of any amendments and/or amendments and restatements of the Easement Agreement, the Original Operating Agreement or the Amended Operating Agreement. Tenant shall at all times and in all respects: (i) recognize, observe and not interfere with or impair any of the easements granted under the Easement Agreement, the Original Operating Agreement and/or the Amended Operating Agreement (as the same may be amended and/or amended and restated from time to time), or the rights of the beneficiaries of such easements, (ii) fully, timely and faithfully perform, comply with and observe, at Tenant's sole cost, each and all of the conditions, covenants and provisions contained in the Easement Agreement, the Original Operating Agreement and/or the Amended Operating Agreement (as the same may be amended and/or amended and restated from time to time) relating to the care, repair and maintenance of the Premises (other than any such obligations which are Landlord's responsibility under Section 7.2 hereof), and (iii) not do or permit to be done anything or omit to do anything which would constitute or cause a breach or default by Landlord under the Easement Agreement, the Original Operating Agreement and/or the Amended Operating Agreement (as the same may be amended and/or amended and restated from time to time).

                                  ARTICLE 6

                                  SERVICES

        6.1 TENANT'S RESPONSIBILITY FOR SERVICES.   Except for Landlord's
    obligation to: (i) install HVAC, utility and mechanical systems to the perimeter of the Premises (but not the distribution or hook-up of such HVAC, utility and mechanical systems to or throughout the Premises) as part of the Landlord's Work in accordance with the Workletter, and (ii) replace certain utility and mechanical systems installed by Landlord as part of the Landlord's Work in accordance with Section 7.2 hereof, Landlord shall not be obligated to provide heat, air conditioning, lighting, electricity, power, telephone or other communication services, natural gas, water, cable television or any other utilities or services to the Premises. Tenant shall, at its sole cost, make arrangements directly with the providers of such utilities and services for the supply thereof to and throughout the Premises and shall cause each of such utilities to be separately metered to the Premises. Tenant shall pay such providers directly for all fees, charges, rents and costs related to the installation, metering, initiation, use, maintenance and supply of such utilities and services to and throughout the Premises during the Term. Landlord represents that electricity, water, natural gas and sanitary sewer service are, or by the Commencement Date will be, available to the boundaries of the Project.

        6.2 FAILURE TO RECEIVE SERVICES. Landlord shall not be liable to Tenant, by abatement of Rent (except as expressly provided below in this Section 6.2) or otherwise, for any failure, cessation, interruption, insufficiency or inadequacy of any utility, HVAC or other mechanical services furnished to or throughout the Premises, and any such failure, cessation, interruption, insufficiency or inadequacy, for any length of time, shall not constitute an eviction (constructive or otherwise) or disturbance of Tenant's use or possession of the Premises, make this Lease void or voidable, give rise to any claim for setoff or abatement of Rent (except as expressly provided below in this Section 6.2) or affect any of Tenant's obligations under this Lease. Notwithstanding the foregoing provisions of this Section 6.2, but subject to Section 21.1 hereof, if any utility services to the Premises are interrupted as a result of Landlord's gross negligence or wilful and intentional misconduct, and as a result thereof, the Premises or a material portion thereof is rendered untenantable (meaning that Tenant is unable to use such space in the normal course of its business) and Tenant in fact so ceases to use such space, and Tenant notifies

    Landlord of such interruption and untenantability within twenty-four
    (24) hours after the beginning of such service interruption, then during such period of untenantability, as Tenant's sole and exclusive remedy, Rent payable hereunder shall be equitably abated based upon the percentage of space in the Premises so rendered untenantable and not being so used by Tenant. Landlord and Tenant shall cooperate with one another in attempting to restore any such interrupted utility services as soon as reasonably possible.

                                  ARTICLE 7

           CONDITION AND CARE OF PREMISES AND LANDLORD'S PROPERTY

        7.1 TENANT'S OBLIGATIONS. Tenant's taking possession of the Premises or any portion thereof shall be conclusive evidence against Tenant that the Premises was then in good order and satisfactory condition, subject to any punch list items agreed upon by Landlord and Tenant under the Workletter. No promises of Landlord to alter, remodel, improve, repair, decorate or clean the Premises, the Landlord's Property, or the Project or any part of any thereof have been made, and no representation respecting the condition of the Premises, the Landlord's Property, or the Project has been made to Tenant by or on behalf of Landlord except to the extent expressly set forth herein or in the Workletter. Except for any damage resulting from any wanton or negligent act of Landlord or its employees and agents, and subject to the provisions of Section 7.2 hereof and Article 15 hereof, Tenant, at its own expense, shall keep the Premises in good and safe order, repair and tenantable condition and shall repair all damage to the Premises promptly and adequately, including replacing or repairing all damaged or broken glass, fixtures and appurtenances, within a reasonable period of time. Tenant's obligations under this Section shall also include, but shall not be limited to: (i) cleaning, repairing, maintaining and replacing all windows, doors, signs and awnings (if any) located on, within or adjacent to the Premises or relating to the business conducted thereon so that such items shall be maintained in an attractive, clean condition,
    (ii) repairing and maintaining, wherever located within the Project, all utility, HVAC and mechanical equipment, facilities, lines, pipes, conduit, systems and component parts thereof exclusively serving the Premises (and no other portions of the Landlord's Property or the Project) and bringing utilities, HVAC or other mechanical services to the boundaries of the Premises, (iii) repairing, maintaining and replacing all utility, HVAC and mechanical equipment, facilities, lines, pipes, conduit, systems and component parts thereof located within the Premises and distributing utilities, HVAC or other mechanical services throughout the Premises, (iv) keeping clean and in first-class condition and repair all equipment, facilities, and fixtures located within the Premises and (v) removing snow, ice and debris from the sidewalks and walkways adjacent to the portion of the Building in which the Premises is located. If Tenant does not promptly and adequately perform its obligations under this Section, in addition to all other rights and remedies available to Landlord under this Lease or at law or in equity, Landlord may, but need not, perform such obligations on Tenant's behalf, and Tenant shall pay Landlord, on demand, the cost thereof plus an additional ten percent (10%) of such costs to cover Landlord's overhead in performing such obligations of Tenant.


        7.2 LANDLORD'S OBLIGATIONS. Except for any damage resulting from any wanton or negligent act of Tenant or its employees, agents, customers and licensees and subject to the provisions of Article 15 hereof, Landlord, at its sole cost, shall be responsible for: (i) the repair, maintenance and replacement of the structural components of the Building and the exterior perimeter walls of the Building adjacent to the Premises (excluding windows, doors, signs and awnings), and (ii) the replacement of all utility, HVAC and mechanical equipment, facilities, lines, pipes, conduit, systems and component parts thereof bringing utilities, HVAC or other mechanical services to the boundaries of the Premises and installed by Landlord as part of the Landlord's Work, except to the extent any such replacements are necessitated by Tenant's failure to perform its obligation to repair and maintain such items under Section 7.1 hereof.

        7.3 MAINTENANCE OF COMMON AREAS.

           (a) Subject to the provisions of Section 7.2 hereof and Article 15 hereof, unless Landlord performs such work pursuant to subsection (f) of this Section 7.3, Tenant and the other tenant(s) from time to time, if any, of the Landlord's Property shall be jointly responsible for keeping the Common Areas, the exterior portions of the Land located at grade level and the sidewalks and driveways adjacent to the Building in a clean, sightly, safe and sanitary condition at all times (the "Common Areas Work"). The Common Areas Work shall include, but not be limited to: (i) removing snow, ice and debris from the Common Areas, the exterior portions of the Land located at grade level and the sidewalks and driveways adjacent to the Building, and (ii) maintaining all planters, trees, flowers and other landscaping now or hereafter located in front of the Building.

           (b) At any time Landlord does not perform the Common Areas Work pursuant to subsection (f) below and there is one or more other tenants of the Landlord's Property, Tenant shall negotiate in good faith and use good faith efforts to maintain in affect, an agreement (a "Common Areas Agreement") with such other tenant(s) addressing the manner in which Tenant and such other tenant(s) shall perform the Common Areas Work, including an equitable method for allocating and paying the costs and expenses incurred by such parties in connection therewith, and an equitable method for allocating any credit due from Landlord as described in subsection (d) below of this Section 7.3. Any Common Areas Agreement shall be mutually acceptable to Tenant, such other tenant(s) and Landlord.

           (c) At any time Landlord does not perform the Common Areas Work pursuant to subsection (f) below and there is no other tenant of the Landlord's Property, Tenant shall, at its sole cost and expense (subject to a rent credit from Landlord as described below), perform the Common Areas Work.

           (d) At any time Tenant or Tenant and one or more other tenants of the Landlord's Property are performing the Common Areas Work, Tenant or Tenant and such other tenant(s) shall: (i) perform the Common Areas Work at the lowest possible costs reasonably available without degrading the quality of the Common Areas Work, and (ii) within sixty (60) days after the end of each Calendar Year, deliver to Landlord a reasonably detailed, written statement (the "Cost Statement") setting forth the costs incurred by Tenant or by Tenant and such other tenant(s) in performing the Common Areas Work during the immediately preceding Calendar Year, along with all relevant work sheets and supporting data necessary to substantiate the costs shown on any such Cost Statement. Tenant and such other tenant(s) shall maintain reasonably detailed books and records pertaining to all costs and expenses incurred in performing the Common Areas Work, including, without limitation, time records of any employees of Tenant or such other tenant(s) involved in performing the Common Areas Work. Landlord and its representatives shall have the right at all reasonable times, upon reasonable prior notice, to review, examine and copy all such books and records relating to the Common Areas Work.

           (e) As long as Tenant or Tenant and one or more other tenants are performing the Common

      Areas Work, and deliver to Landlord, within the time period described above, the Cost Statement and work sheets and supporting data described above, Landlord shall provide a rent credit to Tenant and such other tenant(s) in an amount equal to any payments which Landlord is entitled to receive from other owners of portions of the Project under Exhibits 5.1(b), (c) and (d) of the Original Operating Agreement (or under any successor or corresponding exhibits of the Amended Operating Agreement) to the extent such payments relate to the Common Areas Work performed by Tenant or by Tenant and such other tenant(s), as reasonably determined by Landlord. Landlord shall allocate such rent credit between Tenant and the other tenant(s) in accordance with the then existing Common Areas Agreement, if any. At any time there is no other tenant of the Landlord's Property, all of such rent credit shall be given to Tenant.

           (f) Landlord may elect, at any time and from time to time, to perform the Common Areas Work by giving notice of such election to Tenant and any other tenants of the Landlord's Property. In addition, Tenant may elect for any reason, at any time upon not less than sixty (60) days prior written notice to Landlord, to require Landlord to perform the Common Areas Work. If Landlord performs the Common Areas Work, all costs and expenses incurred by Landlord in connection therewith, less any payments which Landlord is entitled to receive from other owners of portions of the Project under Exhibits 5.1(b), (c) and (d) of the Original Operating Agreement (or under any successor or corresponding exhibits of the Amended Operating Agreement) to the extent relating to the Common Areas Work performed by Landlord, shall be reasonably and equitably allocated by Landlord between Tenant and such other tenant(s), if any, which allocations to Tenant may or may not be based on Tenant's Proportionate Share. Any amounts allocated to Tenant under the immediately preceding sentence shall, at Landlord's option, be paid by Tenant to Landlord upon demand or shall be added to and included in the Expense Adjustment (in which case the Rent Adjustment Deposits shall be equitably increased based on the increased Expense Adjustment). Tenant acknowledges that if Landlord performs the Common Areas Work, the costs and expenses incurred by Tenant in connection therewith may exceed the costs and expenses which Tenant would incur if Tenant or Tenant and any other tenant(s) of the Landlord's Property perform the Common Areas Work.

           (g) Subject to the provisions of Article 15 hereof and except for the work for which Tenant is responsible under Section 7.1 hereof and the Common Areas Work, Landlord shall be responsible for: (i) repairing, restoring and replacing all damaged portions of the Common Areas, the exterior portions of the Land located at grade level and the sidewalks and driveways adjacent to the Building, (ii) performing all of Landlord's obligations and liabilities under the Easement Agreement, the Original Operating Agreement and the Amended Operating Agreement (as the same may be amended and/or amended and restated from time to time) with respect to the Common Areas, the exterior portions of the Land located at grade level and the sidewalks and driveways adjacent to the Building (including, without limitation, repairing and maintaining the boiler and related "Facilities" described in Section 5.1(f) of the Original Operating Agreement), and (iii) repairing, maintaining and replacing all utility, HVAC and mechanical equipment, facilities, lines, pipes, conduits, systems and component parts thereof bringing utilities, HVAC or other mechanical services to the boundaries of the Premises, other than any such equipment, facilities, lines, pipes, conduits, systems and component parts thereof exclusively serving the Premises (which equipment, facilities, lines, pipes, conduits, systems and component parts thereof shall be repaired, maintained and replaced by Tenant, at its cost, pursuant to Section 7.1 hereof) (collectively, the "Landlord's Common Areas Work"). Except for any costs and expenses to be paid by Landlord pursuant to Section 7.2 hereof, all costs and expenses incurred by Landlord in performing the Landlord's Common Areas Work, less any payments which Landlord is entitled to receive from other owners of portions the Project under the Original Operating Agreement or the Amended Operating Agreement to the extent relating to the Landlord's Common Areas Work performed by Landlord, shall, at Landlord's election, be included in Expenses or be reasonably and equitably allocated by Landlord between Tenant and such other tenant(s), if any, which allocations to Tenant may or may not be based on Tenant's Proportionate Share. Any amounts allocated to Tenant under the immediately preceding sentence shall, at Landlord's option, be paid by Tenant to Landlord upon demand or shall be added to and included in the Expense Adjustment (in which case the Rent Adjustment Deposits shall be equitably increased based on the increased Expense Adjustment).

        (h) Landlord shall include provisions similar to and consistent with those set forth in this Section 7.3 in any lease entered into by Landlord demising any portion of the Landlord's Property.


                                  ARTICLE 8

                             RETURN OF PREMISES

        8.1 SURRENDER OF POSSESSION. At the termination of this Lease by lapse of time or otherwise or upon a termination of Tenant's right of possession without termination of this Lease, Tenant shall surrender possession of the Premises to Landlord and deliver all keys to the Premises to Landlord and make known to Landlord the combination of all locks of vaults then remaining in the Premises, and, subject to Section 8.2 hereof, shall return the Premises and all equipment and fixtures of Landlord therein to Landlord in as good condition as the date on which Tenant opened for business in the Premises, ordinary wear, loss or damage by fire or other insured casualty, and damage resulting from the act of Landlord or its employees and agents excepted, failing which Landlord may restore the Premises and such equipment and fixtures to such condition and Tenant shall pay the cost thereof to Landlord on demand.


        8.2 INSTALLATIONS AND ADDITIONS. All installations, additions, partitions, hardware, light fixtures, non-trade fixtures and improvements, whether temporary or permanent, except movable furniture and equipment belonging to Tenant, in or upon the Premises, whether placed there by Tenant or Landlord, shall be Landlord's property and upon termination of this Lease by lapse of time or otherwise, or of Tenant's right to possession without termination of this Lease, shall remain upon the Premises, all without compensation, allowance or credit to Tenant.


        8.3 TRADE FIXTURES AND PERSONAL PROPERTY. Tenant shall remove Tenant's furniture, machinery, safes, trade fixtures and other items of movable personal property of every kind and description from the Premises and repair any damage to the Premises caused thereby, such removal and restoration to be performed prior to the end of the Term or within ten (10) days following termination of this Lease or Tenant's right of possession, whichever is earlier. If Tenant fails to remove such items, Landlord may do so, and thereupon the provisions of Section 17.6 shall apply and Tenant shall pay to Landlord upon demand the cost of removal and of restoration of the Premises.

        8.4 SURVIVAL. All obligations of Tenant under this Article shall survive the expiration of the Term or earlier termination of this Lease.


                                  ARTICLE 9

                                HOLDING OVER

        Tenant shall pay Landlord for each day Tenant retains possession of the Premises or any part thereof after termination of this Lease, by lapse of time or otherwise, or of Tenant's right to possession of the Premises, an amount, calculated on a daily basis, equal to double the amount of Base Rent and Rent Adjustments provided in this Lease to be paid by Tenant for the month immediately preceding such holding over of possession, and Tenant also shall pay all damages, consequential as well as direct, sustained by Landlord by reason of such retention. Acceptance by Landlord of Rent after such termination shall not constitute of itself a renewal. Nothing contained in this Section shall be construed or shall operate as a waiver of Landlord's right of reentry or any other right or remedy of Landlord.


                                 ARTICLE 10

                            RULES AND REGULATIONS


        Tenant agrees to observe and not to interfere with the rights reserved to Landlord in Article 11 hereof and agrees, for itself, its employees, agents, contractors, invitees, customers and licensees, to comply with such rules and regulations as may be adopted by Landlord pursuant to Section 11.1(k) of this Lease. Any violation by Tenant of any of the rules and regulations as may be adopted hereafter by Landlord pursuant to Section 11.1(k) of this Lease, may be restrained; but whether or not so restrained, Tenant acknowledges and agrees that it shall be and shall remain liable for all damages, losses, costs and expenses suffered or incurred by Landlord resulting from any violation by Tenant of any of said rules and regulations.


                                 ARTICLE 11

                         RIGHTS RESERVED TO LANDLORD

        11.1 RIGHTS RESERVED TO LANDLORD. Landlord reserves the following rights, exercisable without notice (except as expressly provided hereinbelow) and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction or disturbance of Tenant's use or possession or giving rise to any claim for setoff or abatement of Rent or affecting any of Tenant's obligations under this Lease:

        (a) To change the name or street address of the Building or the Landlord's Property upon not less than thirty (30) days prior notice to Tenant;

        (b) To install and maintain signs on the exterior and interior of the Building and the Landlord's Property, other than inside the Premises;

        (c) To retain at all times, and to use in emergency situations, pass keys to the Premises;

        (d) Other than as expressly provided below in this subsection (d), to grant to anyone the exclusive right to conduct any business or render any service in the Building or the Landlord's Property, or the nonexclusive right to use any premises in the Building or the Landlord's Property for a use which is the same as or similar to the use expressly permitted to Tenant by Article 5 hereof. Notwithstanding the foregoing, Landlord shall not permit any portion of the Landlord's Property (other than the Premises) to be used for the operation of a business which derives more than fifty percent (50%) of its gross revenues from the sale of alcoholic beverages from the Landlord's Property for on-premises consumption. Nothing contained herein shall prohibit or restrict Landlord's right to lease, or permit to be used, any other portion of the Landlord's Property for a use which involves the sale or use of cigars or tobacco-related products;

        (e) To exhibit the Premises at reasonable hours and upon reasonable prior verbal notice to Tenant (which verbal notice may be given to an employee of Tenant at the Premises), and to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises. Tenant shall have the right to have a representative present at any such exhibition of the Premises;

        (f) To enter the Premises at any time and without notice in the case of an emergency, and if not an emergency, then at reasonable hours and upon reasonable prior verbal notice to Tenant (which verbal notice may be given to any manager of Tenant's business at the Premises, but if no such manager is present at the Premises at the time in question, then such verbal notice may be given to any employee then at the Premises) for reasonable purposes, including inspection and supplying services to be provided to Tenant hereunder and performing Landlord's obligations under this Lease (including, without limitation, performing the Landlord's Common Areas Work), the Easement Agreement, the Original Operating Agreement and the Amended Operating Agreement (as the same may be amended and/or amended and restated from time to time). Without limiting the generality of the foregoing, Tenant hereby acknowledges that a stairwell is and shall be located within the Premises providing access to utility and mechanical equipment located or to be located in mezzanine space above the Premises, and Landlord's rights under this subsection (f) include the right to enter the Premises in order to obtain access to such stairwell;

        (g) In case of fire, invasion, insurrection, mob, riot, civil disorder, public excitement or other commotion, or threat thereof, Landlord reserves the right to limit or to prevent access to the Building, the Landlord's Property and the Premises during the continuance of the same, to take such action or preventive measures deemed necessary by Landlord for the safety or security of the tenants or other occupants of the Building or for the protection of the Building and the property in the Building. Tenant agrees to cooperate with any reasonable safety or security program developed by Landlord or for the Building;

        (h) To regulate access to telephone, electrical and other utility closets in the Building, other than those located in the Premises, and to require use of designated contractors for any work involving access to the same;

        (i) To control and to prevent access to the Common Areas and other non-general public areas of the Landlord's Property;


        (j) Provided that reasonable access to the Premises is maintained and the business of Tenant is not interfered with unreasonably, to: (i) rearrange, relocate, enlarge, reduce or change corridors, exits and entrances in or to the Building and the Landlord's Property; (ii) decorate and, at its own expense, to make repairs, alterations, additions and improvements, structural or otherwise, in or to the Building, the Landlord's Property or any part of either thereof, and any adjacent building, land, street or alley, including for the purpose of connection with or entrance into or use of the Building in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed;

    and (iii) erect scaffolding and other structures reasonably required by the character of the work to be performed pursuant to this subsection (j). During the performance of any such work, provided that reasonable access to the Premises is maintained and the business of Tenant is not interfered with unreasonably, Landlord may enter upon the Premises and take into and upon or through any part of the Building and the Landlord's Property, including the Premises, all materials that may be required to perform such work, and in that connection, Landlord may temporarily close public entry ways, other public spaces, stairways or corridors and interrupt or temporarily suspend any services or facilities agreed to be furnished by Landlord, all without the same constituting an eviction of Tenant in whole or in part and without abatement of Rent by reason of loss or interruption of the business of Tenant or otherwise and without in any manner rendering Landlord liable for damages or relieving Tenant from performance of Tenant's obligations under this Lease. Landlord, at its option, may perform any such work in and about the Building and the Premises during ordinary business hours, provided that reasonable access to the Premises is maintained and the business of Tenant is not interfered with unreasonably, and, if Tenant desires to have such work done at times other than business hours, Tenant shall pay all overtime and additional expenses resulting therefrom. Landlord agrees that, to the extent within Landlord's reasonable control, upon the completion of any work described in this subsection (j), the Building shall continue to be used a first-class, mixed-use development; and


        (k) From time to time to make and to adopt such reasonable rules and regulations for the protection, welfare and orderly operation of the Building and the Landlord's Property and the tenants and occupants thereof, as Landlord may reasonably determine, and Tenant agrees to abide by and comply with all such reasonable rules and regulations. Landlord may also from time to time make and adopt reasonable rules and regulations regarding the use and operation of the Common Areas (including, without limitation, the loading docks located on the Landlord's Property) by Tenant and the Other Permitted Parties, and Tenant agrees to abide by and comply with all such reasonable rules and regulations.


    11.2 USE OF ROOF AND LAND. Landlord specifically excepts and reserves to itself, and the Premises does include, the roof of the Landlord's Property, the exterior portions of the Landlord's Property (if any), all rights to the land and improvements below the improved floor level of the Premises, all rights to the improvements and air rights above the Premises and to the improvements and air rights located outside the demising walls of the Premises and to such areas within the Premises required for installation of utility lines and other installations required to serve other occupants of the Building and to comply with the terms of the Easement Agreement, the Original Operating Agreement and the Amended Operating Agreement and to maintain and repair same, and no rights with respect thereto are conferred upon Tenant, unless otherwise specifically provided herein. This Lease does not grant any rights to light or air.

                                 ARTICLE 12

                                 ALTERATIONS

        Except for the Tenant's Work, which shall be governed exclusively by the terms and conditions of the Workletter, Tenant shall not make, without the prior written consent of Landlord, any alterations, additions or improvements to the Premises which: (i) affect the roof of the Landlord's Property, (ii) affect the structural components of the Project, (iii) affect any utility or mechanical systems (or any component part thereof) serving any part of the Project other than the Premises exclusively (including, without limitation, any such systems or component parts thereof located within the Premises), (iv) are or will be visible from outside of the Premises, (v) individually cost (including the cost of all labor, materials and supplies) in excess of $25,000.00 to perform, or (vi) require the consent or approval of any other owner or owners of any portion of the Project or the Mayfair Project under the Easement Agreement, the Original Operating Agreement or the Amended Operating Agreement. Landlord's decision to refuse such consent shall be conclusive. If Landlord consents to such alterations, additions or improvements, before commencement of the work or delivery of any materials onto the Premises or into the Landlord's Property, Tenant shall furnish to Landlord, for Landlord's approval, plans and specifications, names and addresses of contractors, copies of contracts, necessary permits and licenses, evidence of reasonable and appropriate insurance for any contractors performing any such work, and instruments of indemnification against any and all claims, costs, expenses, damages and liabilities which may arise in connection with such work, all in such form, substance and amount as may be satisfactory to Landlord. In addition, prior to commencement of any such work or delivery of any materials into the Premises, Tenant shall provide Landlord with appropriate evidence of Tenant's ability to pay for such work and materials in full, and if requested by Landlord, shall deposit with Landlord at such time such security for the payment of said work and materials as Landlord may reasonably require. All alterations, additions and improvements shall be installed in a good, workmanlike manner and only new, high-grade materials shall be used. All such work shall be done only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld. Tenant further agrees to hold Landlord harmless from any and all liabilities of every kind and description which may arise out of or be connected in any way with said alterations, additions or improvements, except to the extent any such liabilities result from Landlord's gross negligence. Before commencing any work in connection with such alterations, additions or improvements, Tenant shall furnish Landlord with certificates of insurance from all contractors performing labor or furnishing materials, insuring Landlord against any and all liabilities which may arise out of or be connected in any way with said alterations, additions or improvements. Tenant shall permit Landlord to supervise construction operations in connection with the foregoing work if Landlord requests to do so. Tenant shall pay the cost of all such alterations, additions and improvements, as well as the cost of decorating the Premises occasioned by such alterations, additions and improvements, including the cost of labor and materials, contractors' profits, overhead and general conditions. Upon completing any alterations, additions or improvements, Tenant shall furnish Landlord with contractors affidavits and full and final waivers of lien, in form required by law, and receipted bills covering all labor and materials expended and used. All alterations, additions and improvements shall comply with all insurance requirements and with all city and county ordinances and regulations and with the requirements of all state and federal statutes and regulations.


                                 ARTICLE 13

                          ASSIGNMENT AND SUBLETTING

        13.1 ASSIGNMENT AND SUBLETTING. Except as expressly provided below, Tenant, without the prior written consent of Landlord in each instance, shall not (a) assign, transfer, mortgage, pledge, hypothecate or encumber or subject to or permit to exist upon or be subjected to any lien or charge, this Lease or any interest under it, (b) allow to exist or occur any transfer of or lien upon this Lease or Tenant's interest herein by operation of law, (c) sublet the Premises or any part thereof, (d) permit the use or occupancy of the Premises or any part thereof for any purpose not expressly permitted under Article 5 of this Lease or by anyone other than Tenant and Tenant's employees or (e) cause or permit the business operated in, on or from the Premises to be managed or operated by anyone other than Tenant and its employees. Landlord has the absolute right to withhold its consent without giving any reason whatsoever, except as herein expressly provided to the contrary. In no event shall this Lease be assigned or assignable by voluntary or involuntary bankruptcy proceedings or otherwise, and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings. Notwithstanding anything contained in this Section 13.1 to the contrary, Tenant shall have the right to assign this Lease or sublet the Premises to any corporation in which Tenant owns fifty-one percent (51%) or more of the issued and outstanding stock (a "Subsidiary"), without Landlord's consent, provided that Tenant shall furnish Landlord with notice of a proposed assignment or subletting to a Subsidiary together with reasonable evidence that the assignee or sublessee constitutes a "Subsidiary", not less than thirty (30) days prior to the effective date of such assignment or sublease.


        13.2 TENANT TO REMAIN OBLIGATED. An assignment or sublease to a Subsidiary or consent by Landlord to any other assignment, subletting, use, occupancy or transfer shall not operate to relieve Tenant from any covenant or obligation hereunder (whether arising before or after the effective date of such transaction or event) except as expressly provided in Section 13.5 hereof or to the extent, if any, expressly provided for in such consent, or be deemed to be a consent to or relieve Tenant from obtaining Landlord's consent to any subsequent assignment (other than an assignment to a Subsidiary), transfer, lien, charge, subletting (other than a subletting to a Subsidiary), use or occupancy. Tenant shall pay all of Landlord's costs, charges and expenses, including reasonable attorneys' fees, incurred in connection with any assignment, transfer, lien, charge, subletting, use or occupancy made or requested by Tenant. Tenant agrees that all advertising by Tenant or on Tenant's behalf with respect to the assignment of this Lease or subletting of space must be approved in writing by Landlord prior to publication, provided that Landlord's approval of any such advertising shall not constitute or be deemed to be Landlord's consent to any assignment or subletting.

        13.3 TENANT'S NOTICE; LANDLORD'S RIGHT TO TERMINATE. Except in the case of an assignment or subletting to a Subsidiary, Tenant, by notice in writing, shall advise Landlord of its intention from, on and after a stated date (which shall not be less than thirty (30) days after the date of Tenant's notice) to assign this Lease or sublet any part or all of the Premises for the balance of or any part of the Term, and, in such event, Landlord shall have the right, to be exercised by giving written notice to Tenant within thirty (30) days after receipt of Tenant's notice, to recapture the space described in Tenant's notice and such recapture notice, if given, shall terminate this Lease with respect to the space therein described as of the date stated in Tenant's notice. Tenant's notice shall state the name and address of the proposed subtenant or assignee, and a true and complete copy of the proposed sublease or assignment and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed subtenant or assignee and its experience and ability to operate the Premises for the uses and purposes permitted under this Lease shall be delivered to Landlord with said notice. If Tenant's notice covers all of the space hereby demised, and if Landlord gives its recapture notice with respect thereto, the Term of this Lease shall expire on the date stated in Tenant's notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Term. If however, this Lease is terminated pursuant to the foregoing with respect to less than the entire Premises, Base Rent shall be adjusted on the basis of the number of square feet retained by Tenant of the Premises, and this Lease as so amended shall continue thereafter in full force and effect. Notwithstanding anything contained in this Section 13.3 to the contrary, Landlord shall not have the right to recapture the Premises or terminate this Lease in the case of an assignment or subletting to a Subsidiary.


        13.4 LANDLORD'S CONSENT. If Landlord, upon receiving Tenant's notice with respect to any such space, does not exercise its right to terminate as aforesaid, Landlord will not withhold its consent unreasonably to Tenant's assignment of this Lease or subletting the space covered by its notice. Landlord shall not be deemed to have withheld its consent unreasonably to a sublease of part or all of the Premises or an assignment of this Lease if its consent is withheld because: (a) a Default (as defined in Section 17.1 hereof) by Tenant exists; (b) any notice of termination of this Lease or termination of Tenant's possession was given under Article 17; (c) the portion of the Premises which Tenant proposes to sublease, including the means of ingress thereto and egress therefrom, or the remaining portion of the Premises, or both, will violate any city, state or federal law, ordinance or regulation, including, without limitation, any applicable building code or zoning ordinances; (d) the proposed use of the Premises by the subtenant or assignee is not the same as the use
    expressly permitted by Article 5; (e) in the reasonable judgment    of
    Landlord, the proposed subtenant or assignee is of a character or is engaged in a business which would be deleterious to the reputation of the Building, or the subtenant or assignee is not sufficiently financially responsible to perform its obligations under the proposed sublease or assignment; (f) the proposed subtenant or assignee is a government or a government agency; (g) the proposed subtenant or assignee has less than five (5) years' successful experience in operating businesses substantially similar to the business to be operated in the Premises pursuant to Article 5 hereof and in accordance with the standards set forth therein; or (h) the proposed subtenant or assignee has a net worth which is lower than that of Tenant at the time of the subletting or assignment (or at the time of execution and delivery of this Lease, if greater); provided, however, that the foregoing are merely examples of reasons for which Landlord may withhold its consent and shall not be deemed exclusive of any permitted reasons for reasonably withholding consent, whether similar to or dissimilar from the foregoing examples.


        13.5 PROFITS. If Tenant, having first obtained Landlord's consent to any sublease or assignment, or if Tenant or a trustee in bankruptcy for Tenant pursuant to the Bankruptcy Code, assigns this Lease or sublets the Premises, or any part thereof, at a rental or for other consideration in excess of the Rent or pro rata portion thereof due and payable by Tenant under this Lease, then at Landlord's option (to be exercised by Landlord at the time it consents to such assignment or sublease), Tenant shall pay to Landlord as additional rent any such excess rent or other monetary consideration immediately upon receipt under any such assignment or, in the case of a sublease, (a) on the first day of each month during the term of any sublease, the excess of all rent and other consideration due from the subtenant for such month over the Rent then payable to Landlord pursuant to the provisions of this Lease for said month (or if only a portion of the Premises is being sublet, the excess of all rent and other consideration due from the subtenant for such month over the portion of the Rent then payable to Landlord pursuant to the provisions of this Lease for said month which is allocable on a square footage basis to the space sublet) and (b) immediately upon receipt thereof, any other consideration realized by Tenant from such subletting; it being agreed, however, that Landlord shall not be responsible for any deficiency if Tenant assigns this Lease or sublets the Premises or any part thereof at a rental less than that provided for herein. If Landlord exercises its option to receive profits and excess rentals upon an assignment or sublease pursuant to this Section 13.5, in the case of an assignment, Tenant shall be released from all liabilities and obligations accruing under this Lease from and after the effective date of any such assignment, and in the case of a sublease, Tenant shall be released from all liabilities and obligations accruing under this Lease from and after the effective date of any such sublease, but only with respect to the portion of the Premises covered by such sublease.

        13.6 ASSIGNEE TO ASSUME OBLIGATIONS. If Tenant assigns this Lease to a Subsidiary or as otherwise permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen
    (15) days prior to the effective date of the assignment. If Tenant subleases the Premises to a Subsidiary or as otherwise permitted herein, Tenant shall obtain and shall furnish to Landlord, not later than fifteen
    (15) days prior to the effective date of such sublease and in form satisfactory to Landlord, the written agreement of such subtenant to the effect that the subtenant, at Landlord's option and upon Landlord's written request therefor, will attorn to Landlord in the event this Lease terminates before the expiration of the sublease. The instruments and agreements to be delivered under this Section 13.6 shall not operate, or be construed, to relieve or release Tenant from any liabilities and obligations under this Lease (whether arising before or after the effective date of such assignment or sublease).

                                 ARTICLE 14

                WAIVER OF CERTAIN CLAIMS; INDEMNITY BY TENANT


        14.1 WAIVER OF CERTAIN CLAIMS; INDEMNITY BY TENANT. To the extent not prohibited expressly by law, Tenant releases Landlord and its managers, members, partners, officers, directors, shareholders, agents and employees (Landlord and such other parties are collectively referred to herein as the "Landlord Parties"), from and waives all claims for damages to person or property sustained by Tenant or by any occupant of the Premises or the Project, or by any other person, resulting directly or indirectly from fire or other casualty, or any existing or future condition, defect, matter or thing in or about the Premises, the Landlord's Property, the Project or any part of it, or from any equipment or appurtenance therein, or from any accident in or about the Landlord's Property or the Project, or from any act or neglect of any tenant or other occupant of the Project or any part thereof or of any other person, including any of the Landlord Parties, but specifically excluding any claims arising as a result of Landlord's gross negligence or wilful and intentional misconduct.
    This Section shall apply especially, but not exclusively, to damage caused by water, snow, frost, steam, excessive heat or cold, sewerage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, broken glass, sprinkling or air conditioning devices or equipment, or flooding of basements, and shall apply without distinction as to the person whose act or neglect was responsible for the damage (except to the extent caused by Landlord's gross negligence or wilful and intentional misconduct) and whether the damage was due to any of the acts specifically enumerated above, or from any other thing or circumstance, whether of a like nature or of a wholly different nature.

        14.2 DAMAGE CAUSED BY TENANT'S NEGLECT. If any damage to the Premises, the Landlord's Property or the Project or any equipment or appurtenance therein, whether belonging to Landlord or to other tenants or occupants of the Project, results from any act or neglect of Tenant, its employees, agents, contractors, customers, licensees or invitees, Tenant shall be liable therefor and Landlord, at its option, may repair such damage and Tenant, upon demand by Landlord, shall reimburse Landlord for all costs of such repairs and damages in excess of amounts, if any, paid to Landlord under insurance covering such damage, plus an additional ten percent (10%) of such excess costs to cover Landlord's overhead.

        14.3 TENANT RESPONSIBLE FOR PERSONAL PROPERTY. All personal property belonging to Tenant or any occupant of the Premises that is in the Project or the Premises shall be there at the risk of Tenant or other person only and Landlord shall not be liable for damage thereto or theft or misappropriation thereof, except to the extent caused by Landlord's gross negligence or wilful and intentional misconduct.

        14.4 INDEMNIFICATION. To the extent not prohibited expressly by law and subject to Section 21.1 hereof, Tenant agrees to hold the Landlord Parties harmless and to indemnify each of them against claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees), for injuries to all persons and damage to or theft, misappropriation or loss of property occurring in or about the Premises, the Landlord's Property, the Mayfair Project or the Project and arising from Tenant's occupancy of the Premises or the conduct of its business or from any activity, work or thing done, permitted or suffered by Tenant in or about the Premises, the Landlord's Property, the Mayfair Project or the Project or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease or the Workletter or due to any other act or omission of Tenant, its agents, contractors, invitees, licensees, customers or employees. Notwithstanding anything contained in this Section 14.4 to the contrary, Tenant's indemnification obligations under this Section shall not apply to any claims, liabilities, losses, damages, costs or expenses caused by Landlord's gross negligence or wilful and intentional misconduct.


                                 ARTICLE 15

                      DAMAGE OR DESTRUCTION BY CASUALTY

        15.1 DAMAGE OR DESTRUCTION BY CASUALTY. If the Premises are damaged by fire or other casualty and if such damage does not render all or a substantial portion of the Premises untenantable, then Landlord shall proceed to repair and to restore the same, but only to the extent part of the Landlord's Work, with reasonable promptness subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord's reasonable control. If any such damage renders all or a substantial portion of the Premises or the Building untenantable, Landlord, with reasonable promptness after the occurrence of such damage, shall estimate the length of time that will be required to substantially complete the repair and restoration of such damage and shall advise Tenant by notice of such estimate. If it is so estimated that the amount of time required to substantially complete the repair and restoration work to be performed by Landlord will exceed two hundred seventy (270) days from the date such damage occurred, then either Landlord or Tenant (but as to Tenant, only if all or a substantial portion of the Premises is rendered untenantable) shall have the right to terminate this Lease as of the date of such damage upon giving notice to the other at any time within twenty (20) days after Landlord gives Tenant the notice containing said estimate (it being understood that, if it elects to do so, Landlord may also give such notice of termination together with the notice containing said estimate). Unless this Lease is so terminated, Landlord shall proceed with reasonable promptness to repair and restore the Premises, but only to the extent part of the Landlord's Work, subject to delays for insurance adjustments and delays caused by matters beyond Landlord's reasonable control, and also subject to zoning laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease, except as hereinafter provided, if such repairs and restoration to be performed by Landlord in fact are not completed within the time period estimated by Landlord or within two hundred seventy (270) days from the date of such damage.

    If the repair and restoration work to be performed by Landlord is not substantially completed within fifteen (15) months after the date of such fire or other casualty, then either party may terminate this Lease, effective as of the date of such fire or other casualty, by written notice to the other party not later than thirty (30) days after the expiration of said fifteen (15) month period, but prior to substantial completion of repair or restoration. Notwithstanding anything to the contrary set forth herein: (a) Landlord shall have no duty pursuant to this Section to repair or restore any portion of the Tenant's Work or any alterations, additions or improvements owned or made by Tenant in the Premises; (b) Tenant shall not have the right to terminate this Lease pursuant to this Section if the damage or destruction was caused by the negligent act of Tenant, its agents or employees; and (c) if any such damage rendering all or a substantial portion of the Premises or the Building untenantable occurs during the last two (2) years of the Term, either party shall have the option to terminate this Lease by giving written notice to the other within sixty (60) days after the date such damage occurred, and if such option is so exercised, this Lease shall terminate as of the date of such notice.

        15.2 ABATEMENT OF RENT. In the event any fire or casualty damage renders the Premises untenantable and if this Lease is not terminated pursuant to Section 15.1 hereof by reason of such damage, then Rent shall abate during the period beginning with the date of such damage and ending upon the earlier to occur of: (i) the date Tenant re-opens for business from the Premises (or in the case of partial untenantability, the date on which Tenant uses the previously untenantable portion of the Premises for business purposes), or (ii) a reasonable period of time (not to exceed 120 days) after the date Landlord tenders the Premises to Tenant with Landlord's restoration work substantially complete, as necessary to allow Tenant to perform any repairs or restoration work to the Premises necessary for Tenant to open for business (or in the case of partial untenantability, to allow Tenant to use the previously untenantable portion of the Premises). Such abatement shall be in an amount bearing the same ratio to the total amount of Rent for such period as the untenantable portion of the Premises from time to time bears to the entire Premises. In the event of termination of this Lease pursuant to Section 15.1, Rent shall be apportioned on a per diem basis and shall be paid to the date of the fire or casualty.

                                 ARTICLE 16

                               EMINENT DOMAIN

        If the entire Building or a substantial part thereof, or any part thereof which includes all or a substantial part of the Premises, is taken or is condemned by any competent authority for any public or quasi-public use or purpose, the Term of this Lease shall end upon and not before the earlier of the date when the possession of the part so taken is required for such use or purpose or the effective date of the taking, and without apportionment of the award to or for the benefit of Tenant. If any condemnation proceeding is instituted in which it is sought to take or damage any part of the Building, the taking of which, in Landlord's opinion, would prevent the economical operation of the Premises, or if the grade of any street or alley adjacent to the Building is changed by any competent authority, and such taking, damage or change of grade makes it necessary or desirable to remodel the Premises to conform to the taking, damage or changed grade, Landlord shall have the right to terminate this Lease upon written notice given to Tenant not less than ninety (90) days prior to the date of termination designated in said notice. In either of these events, Rent at the then current rate shall be apportioned as of the date of the termination. No money or other consideration shall be payable by Landlord to Tenant for the right of termination, and Tenant shall have no right to share in the condemnation award, whether for a total or partial taking, for loss of Tenant's leasehold or improvements or other loss or expenses or to share in any judgment for damages caused by the change of grade; provided, however, that if this Lease is terminated pursuant to this
    Article 16, Tenant shall have the right to bring a claim for a separate condemnation award for loss of the Tenant's Work, and any alterations, additions or improvements made by Tenant in and to the Premises, and for costs incurred in moving from the Premises, as long as such claim and award does not diminish or adversely affect any award available to Landlord or any mortgagee under a First Mortgage (as defined below).



                                 ARTICLE 17

                                   DEFAULT

    17.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following matters constitutes a "Default" by Tenant under this Lease:

                (a) Failure by Tenant to pay any Rent within five (5) days after notice of failure to pay the same on the due date;

                (b) Failure by Tenant to pay, within five (5) days after notice of failure to pay on the due date from Landlord to Tenant, any other moneys required to be paid by Tenant under this Lease;

                (c) Failure by Tenant to observe or comply with the covenants and restrictions set forth in subsections (a), (c), (d) and/or (e) of
         Section 13.1 hereof;

                (d) Failure by Tenant to cure, immediately after receipt of notice from Landlord, any hazardous condition which Tenant has created in violation of law or of this Lease (including, without limitation, any hazardous condition resulting from Tenant's failure to comply with any of Tenant's warranties, representations or covenants set forth in
         Article 26 hereof);

                (e) Failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease or the Workletter, if such failure continues for thirty (30) days after notice thereof from Landlord to Tenant; provided, however, that if such failure, by its nature cannot reasonably be cured within thirty (30) days, it shall not be a Default hereunder as long as: (i) Tenant commences to cure such failure within said 30-day period, (ii) Tenant diligently and continuously proceeds to cure such failure, and (iii) Tenant cures such failure within a reasonable period of time after delivery of Landlord's notice, and in any event, within sixty (60) days after delivery of Landlord's notice;

                (f) The levy upon, under writ of execution or the attachment by legal process of, the leasehold interest of Tenant, or the filing or creation of a lien with respect to such leasehold interest, which lien shall not be released, discharged or bonded over to Landlord's satisfaction within ten (10) days from the date of such filing;

                (g) Tenant vacates or abandons the Premises or fails to take possession of the Premises on the Commencement Date (the transfer of a substantial part of the operations, business and personnel of Tenant to some other location being deemed, without limiting the meaning of the term "vacates or abandons", to be a vacation or abandonment within the meaning of this clause (g)), whether or not Tenant thereafter continues to pay Rent due under this Lease;

                (h) Tenant becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for Tenant or for the major part of its property;

                (i) A trustee or receiver is appointed for Tenant or for the major part of its property and is not discharged within sixty (60) days after such appointment; or

                (j) Any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding for relief under any bankruptcy law, or similar law for the relief of debtors, is instituted (i) by Tenant or (ii) against Tenant and is allowed against it or is consented to by it or is not dismissed within sixty (60) days after such institution.


        17.2 RIGHTS AND REMEDIES OF LANDLORD. If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Landlord of any other right or remedy allowed it by law:

                (a) Landlord may terminate this Lease by giving to Tenant notice of Landlord's election to do so, in which event the Term of this Lease shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

                (b) Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant's right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice; and

                (c) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

        17.3 RIGHT TO RE-ENTER. If Landlord exercises either of the remedies provided in Sections 17.2(a) or (b), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with or without process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord's right to Rent or any other right given to Landlord hereunder or by operation of law.

        17.4 CURRENT DAMAGES. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant's obligation to pay the Rent hereunder for the full Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Rent Adjustments and any other sums accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term. In any such case, Landlord may relet the Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term of this Lease) and upon such terms as Landlord shall determine and may collect the rents from such reletting. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. In any such case, Landlord also may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by Landlord necessary or desirable and in connection therewith change the locks to the Premises, and Tenant upon demand shall pay the cost of all of the foregoing together with Landlord's expenses of reletting.
    The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, repair and alterations and the expenses of reletting and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder, and the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Rent Adjustments) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Default occurred. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord's part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, and Landlord, at any time and from time to time, may sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.


        17.5 FINAL DAMAGES. If this Lease is terminated by Landlord pursuant to Section 17.2(a), Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including court costs and attorneys' fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (a) the unamortized portion of the cost of Landlord's Work, (b) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate Rent which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Base Rent at the annual rate or respective annual rates for the remainder of the Term provided for in Article 3 of this Lease or elsewhere herein and the amount projected by Landlord to represent Rent Adjustments for the remainder of the Term pursuant to Article 4 of this Lease, over the then present value of the then aggregate fair rental value of the Premises for the balance of the Term, such present worth to be computed in each case on the basis of a five percent (5%) per annum discount rate from the respective dates upon which such rentals would have been payable hereunder had this Lease not been terminated, and (c) any damages in addition thereto, including reasonable attorneys' fees and court costs, which Landlord has sustained as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.


        17.6 REMOVAL OF PERSONAL PROPERTY. All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all expenses incurred by Landlord with respect to such removal and storage as long as the same is in Landlord's possession or under Landlord's control. All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term or a termination of Tenant's right of possession, however terminated, at Landlord's option, shall be conclusively deemed to have been conveyed by Tenant to Landlord by a bill of sale without further payment or credit by Landlord to Tenant.



        17.7 ATTORNEYS' FEES. Tenant shall pay all of Landlord's costs, charges and expenses, including court costs and attorneys' fees, incurred in enforcing Tenant's obligations under this Lease, incurred by Landlord in any action brought by Tenant in which Landlord is the prevailing party, or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord's fault, to become involved or concerned. Landlord shall pay all of Tenant's costs, charges and expenses, including court costs and attorneys' fees, incurred in enforcing Landlord's obligations under this Lease, incurred by Tenant in any action brought by Landlord in which Tenant is the prevailing party, or incurred by Tenant in any litigation, negotiation or transaction in which Landlord causes Tenant, without Tenant's fault, to become involved or concerned.

        17.8 ASSUMPTION OR REJECTION IN BANKRUPTCY. If Tenant is adjudged bankrupt, or a trustee in bankruptcy is appointed for Tenant, Landlord and Tenant, to the extent permitted by law, agree to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.

                                 ARTICLE 18

                                SUBORDINATION

                18.1 SUBORDINATION. Landlord heretofore has executed and delivered and hereafter from time to time may execute and deliver a first mortgage or first trust deed in the nature of a mortgage (both hereinafter referred to as a "First Mortgage"), against the Land and Building or the Landlord's Property or the Premises or any interest in any thereof. If requested by the mortgagee or trustee under any First Mortgage, Tenant will, at the election of such mortgagee or trustee, either (a) subordinate its interests in this Lease to said First Mortgage, and to any and all present and future advances made thereunder and to the interest thereon, and to all renewals, replacements, supplements, amendments, modifications and extensions thereof, or (b) make certain of Tenant's rights and interests in this Lease superior thereto; and Tenant will execute and deliver promptly such agreement or agreements as may be required by such mortgagee or trustee under any First Mortgage; provided, however, that Tenant's agreement to subordinate its interests in this Lease to a First Mortgage shall be subject to Tenant's right to remain in possession of the Premises under the terms of this Lease for the Term, notwithstanding a default under such First Mortgage or the foreclosure of such First Mortgage or any sale pursuant thereto, as long as no Default by Tenant exists under this Lease. Any agreement requested by the mortgagee or trustee under any First Mortgage requiring Tenant to subordinate its interests in this Lease to a First Mortgage, shall contain a provision similar to the proviso set forth in the immediately preceding sentence. Tenant covenants that it will not subordinate this Lease to any mortgage or trust deed other than a First Mortgage without the prior written consent of the holder of the First Mortgage.

        18.2 LIABILITY OF HOLDER OF FIRST MORTGAGE; ATTORNMENT. It is further agreed that if any First Mortgage is foreclosed, (a) the holder of the First Mortgage or their respective grantees or nominees, or purchaser at any foreclosure sale (or grantee in a deed in lieu of foreclosure), as the case may be, shall not be (i) liable for any act or omission of any prior landlord (including Landlord), (ii) subject to any offsets or counterclaims which Tenant may have against a prior landlord (including Landlord), or
    (iii) bound by any prepayment of Rent which Tenant may have made in excess of the amounts then due for the next succeeding month, (b) the liability of the mortgagee or trustee or purchaser at such foreclosure sale or the liability of a subsequent owner designated as Landlord under this Lease shall exist only so long as such trustee, mortgagee, purchaser or owner is the owner of the Landlord's Property and such liability shall not continue or survive after further transfer of ownership; and (c) upon request of the mortgagee or trustee, if the First Mortgage is foreclosed, Tenant will attorn, as Tenant under this Lease, to the purchaser at any foreclosure sale under any First Mortgage, and Tenant will execute such instruments as may be necessary or appropriate to evidence such attornment and to confirm the terms of this Section 18.2.

        18.3 MODIFICATION REQUIRED BY FIRST MORTGAGEE. Should any prospective first mortgagee require a modification or modifications of this Lease, which modification or modifications will not cause any increased cost or expense to Tenant or in any other way materially change the rights and obligations of Tenant hereunder, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor.

        18.4 SHORT FORM LEASE. Should any current or prospective mortgagee require execution of a short form of lease for recording (containing the names of the parties, a description of the Premises, and the term of this Lease) or a certification from Tenant concerning this Lease in such form as may be required by a current or prospective mortgagee, Tenant agrees to execute promptly such short form of lease or certificate and deliver the same to Landlord within ten (10) days following the request therefor.


                                 ARTICLE 19

                            MORTGAGEE PROTECTION

        Tenant agrees to give any holder of any First Mortgage, by registered or certified mail, a copy of any notice or claim of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of Landlord's interests in leases, or otherwise) of the address of such First Mortgage holder. Tenant further agrees that the holder of the First Mortgage shall have thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such holder of the First Mortgage has commenced cure or correction within such thirty (30) days and is pursuing diligently the remedies or steps necessary to cure or correct such default, including the time necessary to obtain possession if possession is necessary to cure or correct such default).

                                 ARTICLE 20

                            ESTOPPEL CERTIFICATE

        Tenant agrees that from time to time within ten (10) days of written request received from Landlord, or the holder of any First Mortgage or any ground lessor, Tenant (or any permitted assignee, subtenant, licensee, concessionaire or other occupant of the Premises claiming by, through or under Tenant) will deliver to Landlord or to the holder of any First Mortgage or ground lessor, a statement in writing signed by Tenant (and/or such other party) certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease as modified is in full force and effect and identifying the modifications);
    (b) the date upon which Tenant began paying Rent and the dates to which Rent and other charges have been paid; (c) that Landlord is not in default under any provision of this Lease, or, if in default, the nature thereof in detail; (d) that the Landlord's Work has been completed in accordance with the terms hereof and Tenant is in occupancy and paying Rent on a current basis with no rental offsets or claims (or if any of the foregoing is not the case, providing reasonably detailed information regarding any such circumstances); (e) that there has been no prepayment of Rent other than that provided for in this Lease (or if there has been any such prepayment, certifying the amount and purpose of such prepayment); (f) that there are no actions, whether voluntary or involuntary, pending against Tenant under the bankruptcy laws of the United States or any State thereof (or if there are any such actions, providing a reasonably detailed description of the status thereof); and (g) such other matters as may be reasonably required by Landlord, the holder of any First Mortgage or ground lessor.


                                 ARTICLE 21

                          SUBROGATION AND INSURANCE

        21.1 WAIVER OF SUBROGATION. Landlord and Tenant agree to have all fire and extended coverage and other property damage insurance which may be carried by either of them endorsed with a clause providing that any release from liability of or waiver of claim for recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of such policy or the right of the insured to recover thereunder and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party. Without limiting any release or waiver of liability or recovery set forth elsewhere in this Lease, and notwithstanding anything in this Lease which may appear to be to the contrary, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance policies. Notwithstanding the foregoing or anything contained in this Lease to the contrary, any release or any waiver of claims shall not be operative, and the foregoing endorsements shall not be required, in any case where the effect of such release or waiver is to invalidate insurance coverage or invalidate the right of the insured to recover thereunder or to increase the cost thereof (provided that in the case of increased cost, the other party shall have the right, within ten (10) days following written notice thereof, to pay such increased cost and thereby keep such release or waiver in full force and effect). Landlord represents that the release and waiver described above in this Section 21.1 will not invalidate the property insurance policy which Landlord presently intends to carry for the Project upon the completion thereof, or invalidate the right of the insureds to recover thereunder, or increase the cost of such policy. Tenant represents that the release and waiver described above in this Section 21.1 will not invalidate the property insurance policy which Tenant presently intends to carry pursuant to subsection (b) of Section 21.2 hereof, or invalidate the right of the insured to recover thereunder, or increase the cost of such policy.

        21.2 TENANT'S INSURANCE. Tenant shall carry insurance during the entire Term hereof with terms, coverages and companies reasonably satisfactory to Landlord (but in any case, any such companies shall hold a current Policyholder's Alphabetic and Financial Size Category Rating of not less than A-/VIII according to Best's Insurance Reports or an equivalent rating from a nationally-recognized insurance rating service) and with such increases in limits as Landlord may request from time to time (based on limits that are customarily carried from time to time for businesses similar to the business being operated in the Premises and in space similar to the Premises and the Building) but initially Tenant shall maintain the following coverages in the following amounts:

                (a) Comprehensive or commercial general liability insurance, including contractual liability, on an occurrence basis, in an amount not less than Five Million Dollars ($5,000,000.00) combined single limit per occurrence, covering Tenant as a named insured and Landlord, LR Management Company, Landlord's management agent (if any), the holder of any First Mortgage, and any other parties reasonably designated by Landlord from time to time, as additional insureds, on a primary, non-contributory basis with respect to other insurance covering the additional insureds. The additional insured endorsement must include coverage for products and completed operations claims with respect to the additional insureds.

                (b) Property insurance written on a "special form" basis for the full replacement cost of Tenant's Work and all additions, improvements and alterations to the Premises owned or made by Tenant, if any, and of all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Premises, with loss or damage payable to Landlord and Tenant as their interests may appear.

                (c) Dram shop insurance as provided in Section 21.5.

                (d) Automobile liability insurance with limits of $1,000,000 for all owned, non-owned and hired automobiles.

                (e) Business interruption insurance in amounts sufficient to cover Tenant's lost profits, continuing expenses and extra expenses during the period of restoration.

                (f) workers' compensation and employers' liability insurance with limits of not less than $500,000.00, or such higher amounts as may be required from time to time by any employee benefit acts or other statutes applicable to Tenant, and in any event sufficient to protect Tenant from liability under the aforementioned acts.

        21.3 CERTIFICATES OF INSURANCE. Tenant shall furnish to Landlord, prior to the Commencement Date, policies or certificates evidencing such coverage, which policies or certificates shall state that such insurance coverage may not be reduced, canceled or not renewed without at least thirty (30) days' prior written notice to Landlord and Tenant (unless such cancellation is due to nonpayment of premium, and in that case, only ten
    (10) days' prior written notice shall be sufficient).

        21.4 COMPLIANCE WITH REQUIREMENTS. Tenant shall comply with all applicable laws and ordinances, all court orders and decrees, and all requirements of other governmental authorities, and shall not make, directly or indirectly, any use of the Premises which may be prohibited thereby, which may be dangerous to person or property, which may jeopardize any insurance coverage, or which may increase the cost of insurance or require additional insurance coverage.

        21.5 DRAM SHOP INSURANCE. Tenant, at its sole cost and expense, shall purchase and keep in full force and effect during the entire Term of this Lease dram shop insurance (as hereinafter described) during the use, sale or gift of so-called "alcoholic liquors" (within the meaning of the Illinois Liquor Control Act, as now or hereafter amended) on or from the Premises. At least ten (10) days before the commencement of such activity and continuously thereafter, Tenant shall deliver to Landlord a policy of dram shop insurance in form, substance and with insurers reasonably satisfactory to Landlord (but in any case, with insurers having a Best's rating of A-VIII or better), with total limits of liability for bodily injury, loss of means of support, and property damage because of each occurrence of not less than One Million Dollars ($1,000,000.00), or such greater amounts as Landlord may reasonably require, indemnifying Landlord, Tenant and such other persons as Landlord may reasonably designate, against any and all liability by virtue of the Illinois Liquor Control Act, any amendments or supplements thereto, or any kindred legislation concerning the use, sale or giving away of alcoholic liquors. The dram shop insurance policy to be carried by Tenant under this Section
    21.5 shall name Landlord, LR Management Company, Landlord's management agent (if any), the holder of any First Mortgage, and any other parties reasonably designated by Landlord from time to time, as additional insureds, on a primary, non-contributory basis with respect to other insurance covering the additional insureds, and the additional insured endorsement must include coverage for products and completed operations claims with respect to the additional insureds. During any time that the required dram shop insurance is for any reason not in force, then, during all and any such times, no sale, merchandising, transfer, giving away, or exchange of so-called "alcoholic liquors" shall be made by Tenant in, upon or from any part of the Premises.


                                 ARTICLE 22

                                  NONWAIVER

        No waiver of any condition expressed in this Lease shall be implied by any neglect of Landlord to enforce any remedy on account of the violation of such condition whether or not such violation is continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. Without limiting Landlord's rights under
    Article 9, it is agreed that no receipt of moneys by Landlord from Tenant after the termination in any way of the Term or of Tenant's right to possession hereunder or after the giving of any notice of such termination shall reinstate, continue or extend the Term or affect any such notice of termination given to Tenant prior to the receipt of such moneys. It is also agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any moneys due, and the payment of said moneys shall not waive or affect said notice, suit or judgment.

                                 ARTICLE 23

                            TENANT - CORPORATION

        Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant, enforceable against Tenant in accordance with the terms hereof, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer and similar laws relating to or affecting creditors' rights generally. If Landlord so requests, Tenant shall deliver to Landlord or its agent, concurrently with the delivery of this Lease executed by Tenant, certified resolutions of the board of directors (and shareholders, if required by Tenant's organization documents) authorizing Tenant's execution and delivery of this Lease and
    the performance of Tenant's obligations hereunder.   At all times during
    the Term, Tenant shall be duly organized and in good standing in the state of its organization and shall be qualified to do business and in good standing in the State of Illinois. Upon Landlord's request delivered at any time and from time to time (but not more often than once in any consecutive 12-month period), Tenant shall provide Landlord with reasonable evidence confirming Tenant's compliance with the terms set forth in the immediately preceding sentence.

                                 ARTICLE 24

                             REAL ESTATE BROKERS

        Tenant represents that Tenant has dealt with and only with Retail Restaurant Group and Atlas Partners as brokers in connection with this Lease. Landlord shall pay Atlas Partners a commission in connection with this Lease pursuant to a separate agreement between Landlord and Atlas Partners, and Tenant shall pay Retail Restaurant Group a fee in connection with this Lease pursuant to a separate agreement between Tenant and Retail Restaurant Group. Tenant agrees to indemnify, defend and hold the Landlord Parties harmless from and against all damages, liabilities, claims, losses, costs and expenses, including reasonable attorneys' fees, arising from any claims or demands for a fee, commission or other compensation in connection with this Lease made by Retail Restaurant Group or any of its affiliates or any other broker or brokers claiming to have represented Tenant in connection with this Lease. Tenant's obligations under the immediately preceding sentence shall also include any claims or demands made against the Landlord Parties by Atlas Partners or any of its affiliates as a result of claims made by Retail Restaurant Group or any of its affiliates against Atlas Partners or any of its affiliates. Landlord agrees to indemnify, defend and hold Tenant harmless from and against all damages, liabilities, claims, losses, costs and expenses, including reasonable attorneys' fees, arising from any claims or demands for a fee, commission or other compensation in connection with this Lease made by Atlas Partners or any of its affiliates (except as provided in the immediately preceding sentence) or any other broker or brokers claiming to have represented Landlord in connection with this Lease.


                                 ARTICLE 25

                                   NOTICES

        All notices and demands required or desired to be given by either party to the other with respect to this Lease or the Premises shall be in writing and shall be delivered personally, sent by overnight courier service, prepaid, or sent by United States registered or certified mail, return receipt requested, postage prepaid, and addressed as herein provided. Notices to or demands upon Tenant shall be addressed to Tenant at 10250 Valley View Road, Suite 145, Eden Prairie, Minnesota 55344 (Attention:
    President) prior to its occupancy of the Premises and at the Premises following its occupancy of the Premises, and at any time, with a copy to Joseph C. Nauman, Esq., Ravich, Meyer, Wilson, Kirkman, McGrath & Nauman, 4545 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402-2225. Notices to or demands upon Landlord shall be addressed to Landlord c/o LR Development Company, 350 West Hubbard Street, Suite 301, Chicago, Illinois 60610 (Attention: President). Notices and demands shall be deemed given and served (a) upon receipt or refusal, if delivered personally, (b) one
    (1) business day after deposit with an overnight courier service, or (c) three (3) business days after deposit in the United States mails, if mailed. Either party may change its address for receipt of notices by giving notice of such change to the other party in accordance herewith.


                                 ARTICLE 26

                            HAZARDOUS SUBSTANCES


        26.1 DEFINED TERMS.

                (a) "Claim" shall mean and include any demand, cause of action, proceeding or suit for any one or more of the following: (i) actual or punitive damages, losses, injuries to person or property, damages to natural resources, fines, penalties, interest, contribution or settlement, (ii) the costs of site investigations, feasibility studies, information requests, health or risk assessments, or Response (as defined below) actions, and (iii) enforcing insurance, contribution or indemnification agreements.

                (b) "Environmental Law" shall mean and include all federal, state and local statutes, ordinances, regulations, and rules relating to environmental quality, health, safety, contamination and clean-up, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act ("TSCA"), 15 U.S.C.
         Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; and the Environmental Protection Act of Illinois ("IEPA"), Ill. Rev. Stat. ch. 1111/2, par. 1001 et seq., and state superlien and environmental clean-up statutes, with implementing regulations and guidelines, as amended from time to time. Environmental Laws shall also include all state, regional, county, municipal and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials (as defined below).


                (c) "Hazardous Materials" shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; pesticides regulated under the FIFRA; asbestos and asbestos-containing materials, PCBs, and other substances regulated under the TSCA; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. Section 1910.1200 et seq.; and industrial process and pollution control wastes, whether or not hazardous within the meaning of RCRA.

                (d) "Manage" or "Management" means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, or abandon Hazardous Materials.

                (e) "Release" or "Released" shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment, as "environment" is defined in CERCLA.

                (f) "Response" or "Respond" shall mean action taken in compliance with Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate, assess or abate the Release of a Hazardous Material.

        26.2 TENANT'S OBLIGATIONS WITH RESPECT TO ENVIRONMENTAL MATTERS. During the Term, (a) Tenant shall comply at its own cost with all Environmental Laws in connection with Tenant's use and occupancy of the Premises and the Common Areas; (b) Tenant shall not Manage, or authorize the Management of, any Hazardous Materials on the Premises, the Landlord's Property, the Common Areas or the Project including installation of any underground storage tanks, without prior written disclosure to and approval by Landlord; (c) Tenant shall not take any action that would subject the Premises, the Landlord's Property, the Common Areas or the Project to permit requirements under RCRA for storage, treatment or disposal of Hazardous Materials; (d) Tenant shall not dispose of Hazardous Materials in dumpsters provided by Landlord for tenant use, if any; (e) Tenant shall not discharge Hazardous Materials into drains or sewers in or adjacent to the Mayfair Project or the Project; and (f) Tenant shall not cause the Release of any Hazardous Materials on, to or from the Premises, the Landlord's Property, the Common Areas, the Project or the Mayfair Project and shall not permit the Release of Hazardous Materials on, to or from the Premises.


        26.3 COPIES OF NOTICES. During the Term, Tenant shall provide Landlord promptly with copies of all summons, citations, directives, information, inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Claims, complaints, investigations, judgments, letters, notices of environmental liens or Response actions in progress, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, Illinois Environmental Protection Agency, or other federal, state or local agency or authority, or any other entity or individual, concerning (a) any Release of a Hazardous Material on, to or from the Premises or the Landlord's Property; (b) the imposition of any lien on the Premises or the Landlord's Property; or (c) any alleged violation of or responsibility under Environmental Laws. Landlord and Landlord's agents and employees shall have the right, upon reasonable prior verbal notice (except in the case of an emergency, in which case no such notice shall be necessary) to enter the Premises and conduct appropriate inspections or tests in order to determine Tenant's compliance with Environmental Laws and the terms of this Article
    26. Any such verbal notice may be given to an employee of Tenant at the Premises.

        26.4 TESTS AND REPORTS. Upon written request by Landlord, Tenant shall provide Landlord with the results of appropriate reports and tests (to the extent in Tenant's possession or control), with transportation and disposal contracts for Hazardous Materials, with any permits issued under Environmental Laws, and with any other applicable documents to demonstrate that Tenant complies with all Environmental Laws relating to the Premises and the Landlord's Property and the terms of this Article 26.

        26.5 TENANT'S OBLIGATION TO RESPOND. Without limiting the terms and provisions of this Article 26 and Landlord's rights and remedies upon a breach thereof, if Tenant's Management of Hazardous Materials at the Premises or the Landlord's Property (a) gives rise to liability or to a Claim under any Environmental Law, (b) causes a significant public health effect, or (c) creates a nuisance, Tenant shall promptly take all applicable action in Response.

        26.6 INDEMNIFICATION. Tenant shall indemnify, defend and hold harmless the Landlord Parties and their respective lenders from and against any and all Claims arising from or attributable to any breach by Tenant of any of its warranties, representations or covenants in this Article. Tenant's obligations hereunder shall survive the termination or expiration of this Lease.

                                 ARTICLE 27

                              SECURITY DEPOSIT

        27.1 SECURITY DEPOSIT. On or prior to the date hereof, Tenant has deposited with Landlord the sum of Seventy Thousand and 00/100 Dollars ($70,000.00) (the "Initial Security Deposit"), as security for the full and faithful performance of every provision of this Lease and the Workletter to be performed by Tenant. If a Default by Tenant occurs with respect to any provision of this Lease or the Workletter, including, but not limited to, the provisions relating to the payment of Rent, Landlord may use, apply or retain all or any part of the security deposit then being held by Landlord hereunder for the payment of any Rent and any other sum with respect to which Tenant is in Default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant's Default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's Default. If any portion of said security deposit is to be used or applied, Tenant, within five (5) days after written demand therefor, shall deposit cash with Landlord in an amount sufficient to restore the security deposit to the amount being held by Landlord prior to such application and Tenant's failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep any security deposit being held hereunder separate from its general funds, and Tenant shall not be entitled to interest on any security deposit. The security deposit or any balance thereof being held by Landlord at the end of the Term (or any Letter of Credit [as defined below] then being held by Landlord) shall be returned to Tenant, or at Landlord's option, to the last assignee of Tenant's interest hereunder, within thirty (30) days after the expiration of the Term and Tenant's vacation of the Premises, unless Tenant has failed to perform any of its obligations under this Lease and has received notice thereof from Landlord but has not cured such defaults. If all or any portion of the security deposit is retained beyond said 30-day period by Landlord pursuant to the immediately preceding sentence, Landlord shall apply such retained amount to cure any existing defaults by Tenant, then Landlord shall pay the balance of any such retained amount, if any, to Tenant.


        27.2 CHANGES IN THE AMOUNT OF THE SECURITY DEPOSIT. Notwithstanding anything contained herein to the contrary, if: (i) between the date hereof and the date which is thirty (30) days after the Rent Commencement Date no Default has occurred, and (ii) on the date which is thirty (30) days after the Rent Commencement Date no event has occurred and remains uncured of which Tenant has received notice and which with the passage of time would constitute a Default under this Lease (an "Unmatured Default"), then on the date which is thirty (30) days after the Rent Commencement Date the security deposit shall be reduced to Thirty-Five Thousand and 00/100 Dollars ($35,000.00) as long as the security deposit is in the form of a Letter of Credit, or Twenty-Three Thousand Three Hundred Thirty-Three and 00/100 Dollars ($23,333.00) as long as the security deposit is in the form of cash, and upon Tenant's deposit of such reduced security deposit, Landlord shall promptly return to Tenant any excess cash (or any Letter of Credit) then being held by Landlord as the Initial Security Deposit so that the security deposit is reduced to the appropriate amount. If Tenant is not entitled to a reduction in the amount of the security deposit because an Unmatured Default exists on the date which is thirty (30) days after the Rent Commencement Date, but Tenant cures such Unmatured Default within the applicable cure period, then Tenant shall be entitled to a reduction in the amount of the security deposit under this Section 27.2 promptly after the curing of such Unmatured Default.


        27.3 LETTERS OF CREDIT IN LIEU OF SECURITY DEPOSIT. At Tenant's option, in lieu of depositing cash for the security deposit required from time to time under this Article 27, Tenant may deposit with Landlord an unconditional, irrevocable letter of credit in the amount of the security deposit required to be deposited with Landlord from time to time under this
    Article 27 (the "Letter of Credit"). The Letter of Credit shall be issued by an FDIC-insured financial institution located in Chicago, Illinois and acceptable to Landlord, and shall have an expiration date at least one (1) year after its date of issuance. The Letter of Credit shall be in form and substance reasonably acceptable to Landlord and shall allow Landlord to draw upon it at anytime and from time to time by delivering written notice to the issuer thereof stating that one or more of the events or circumstances described in clauses (i)-(iii) below in this Section 27.3 has occurred. Not less than sixty (60) days prior to the expiration of the Letter of Credit, Tenant shall deposit with Landlord a replacement Letter of Credit complying with all of the provisions of this Section; provided, however, that the final Letter of Credit delivered hereunder shall have an expiration date which is at least ninety (90) days after the expiration of the Term. If Tenant has deposited a Letter of Credit under this Section and Tenant is entitled to a reduction in the security deposit pursuant to Section 27.2 hereof, Landlord shall surrender any Letter of Credit then being held hereunder upon Tenant's delivery of a new Letter of Credit for such reduced amount, provided that such new Letter of Credit is otherwise in compliance with the terms of this Section. Upon (i) a Default, (ii) Tenant's failure to deliver a replacement Letter of Credit not less than sixty (60) days prior to the expiration of any then existing Letter of Credit, or (iii) the happening of any other event or circumstance described in this Lease entitling Landlord to apply or retain the security deposit or any portion thereof, Landlord may draw upon the existing Letter of Credit for the full amount thereof, in which case, Landlord shall hold and apply the proceeds of the Letter of Credit as the security deposit in accordance with this Lease.

        27.4 TRANSFER OF SECURITY DEPOSIT. Tenant hereby agrees not to look to any mortgagee as mortgagee, mortgagee in possession, or successor in title to the Landlord's Property for accountability for any security deposit or Letter of Credit required by Landlord hereunder, unless said sums or Letters of Credit have actually been received by said mortgagee as security for Tenant's performance of this Lease. Landlord may deliver the funds deposited hereunder by Tenant (or any Letter of Credit deposited in lieu thereof) to the purchaser of Landlord's interest in the Landlord's Property, in the event that such interest is sold, and thereupon Landlord shall be discharged from any further liability with respect to such security deposit or Letter of Credit. Landlord shall provide Tenant with notice of any transfer of the security deposit or Letter of Credit pursuant to the immediately preceding sentence.


                                 ARTICLE 28

                      TITLE AND COVENANT AGAINST LIENS


        Landlord's title is paramount and always shall be paramount to the title of Tenant and nothing contained in this Lease shall empower Tenant to do any act which can, shall or may encumber the title of Landlord to the Premises or the Landlord's Property. Tenant covenants and agrees not to suffer or to permit any lien of mechanics or materialmen to be placed upon or against the Premises, the Landlord's Property, the Project or against Tenant's leasehold interest in the Premises and, in case of any such lien attaching, to pay and remove the same immediately. Tenant has no authority or power to cause or to permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Premises, the Landlord's Property, or the Project and any and all liens and encumbrances created by Tenant shall attach only to Tenant's interest in the Premises. If any such liens so attach and Tenant fails to pay and remove the same within thirty
    (30) days (or if any such lien affects any portion of the Project other than the Landlord's Property exclusively, then immediately), Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of Landlord's payment thereof at the rate set forth in Section 36.8 for amounts owed to Landlord by Tenant, shall be deemed to be additional rent due and payable by Tenant at once without notice or demand. Any contracts entered into by or on behalf of Tenant for the performance of work in, or the delivery of materials to, the Premises (including, without limitation, any contracts relating to the Tenant's Work) shall contain a provision pursuant to which the contractor or supplier (i) recognizes the separate ownership of the various portions of the Project and agrees that any lien rights which the contractor or supplier has shall only be enforceable against Tenant's interest in the Premises, (ii) agrees that no lien or claim may be filed or maintained by such contractor or supplier against the Project, the Landlord's Property or the Landlord's interest in the Premises, and (iii) agrees to comply with the provisions of Section 21 of the Illinois Mechanics Lien Act in connection with giving notice of such "no lien" provision.


                                 ARTICLE 29

                              EXTENSION OPTIONS

        29.1 RENEWAL TERMS. The Term of this Lease may be extended at Tenant's option for two (2) successive periods of five (5) years each (each such period is sometimes called a "Renewal Term", and the first such 5-year period is sometimes called the "First Renewal Term" and the second such 5-year period is sometimes called the "Second Renewal Term". Each Renewal Term shall be upon the same terms, covenants and conditions contained in this Lease, except that Base Rent during the Renewal Terms shall be as set forth in Section 29.2 hereof. Any reference in this Lease to the "Term" of this Lease shall be deemed to include any Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant shall have no extension options beyond the aforesaid two consecutive 5-year extension options. Any termination of this Lease or any termination of Tenant's right to possession of the Premises during the initial Term or during a Renewal Term shall terminate all of Tenant's rights under this Article.

        29.2 BASE RENT DURING RENEWAL TERMS. The applicable amounts of Base Rent and Monthly Base Rent to be paid during each Lease Year of each Renewal Term are as follows:



     FIRST RENEWAL TERM:

     Lease Year            Rental Rate  Annual Base Rent  Monthly Base Rent
     ----------            -----------  ----------------  -----------------
        11                   $44.80      $179,200.00      $14,933.00
        12                   $45.92      $183,680.00      $15,307.00
        13                   $47.07      $188,280.00      $15,690.00
        14                   $48.25      $193,000.00      $16,083.00
        15                   $49.45      $197,800.00      $16,483.00

     SECOND RENEWAL TERM:


     Lease Year            Rental Rate  Annual Base Rent  Monthly Base Rent
     ---------             -----------  ----------------  -----------------

        16                   $50.69      $202,760.00      $16,897.00
        17                   $51.96      $207,840.00      $17,320.00
        18                   $53.26      $213,040.00      $17,753.00
        19                   $54.59      $218,360.00      $18,197.00
        20                   $55.95      $223,800.00      $18,650.00

        29.3 EXERCISING RENEWAL OPTIONS. Each option to extend shall be exercised by Tenant delivering written notice to Landlord not less than two hundred forty (240) days prior to the expiration of the initial Term or the First Renewal Term, as the case may be. If Tenant fails to give its written notice exercising a renewal option when due as provided in this Section, Tenant will be deemed to have irrevocably waived its right to exercise such renewal option and the Term shall expire at the end of the initial Term or the First Renewal Term, as the case may be.

        29.4 CONDITIONS TO EXERCISING RENEWAL OPTIONS. Tenant's right to exercise a renewal option pursuant to this Article 29 is subject to the condition that on the date Tenant delivers its written notice exercising a renewal option in accordance with Section 29.3 hereof, a Default does not exist hereunder.

                                   ARTICLE 30

                  EXTERMINATOR SERVICE AND CERTAIN MAINTENANCE

        30.1 Without limiting Tenant's obligations under Article 7 of this Lease, throughout the Term, Tenant shall cause extermination services, including treatment for insects, spiders, rats, mice, moles and other rodents, to be provided to the Premises by a reputable exterminator on a monthly basis, or more often as Landlord, in Landlord's reasonable discretion, may require, at Tenant's expense.

        30.2 Without limiting Tenant's obligations under Article 7 of this Lease, the kitchen waste and exhaust systems, including the grease trap and all risers, piping and fans used in connection with such waste and exhaust systems, whether located in or outside of the Premises, and all other pipes or ducts used by Tenant, shall be maintained, at Tenant's expense, in good repair, and so as to meet the highest standards of cleanliness and health, in a manner consistent with the operation of a first-class restaurant in a first-class mixed-use building and in accordance with all applicable laws, codes and regulations of any governmental authority having jurisdiction.

        30.3 Without limitation of any of the foregoing, Tenant shall, at its sole cost, do whatever is necessary in order to maintain properly the grease trap and prevent, at all times, any overflow or discharge of grease at the surface of the grease trap manhole. The grease trap and all plumbing pipes shall be rooted and cleaned regularly and as often as necessary to prevent clogging or discharge. In the event of any such overflow or discharge, Tenant shall be responsible for all costs of cleanup of the overflow or discharge, including all costs of repair, restoration or replacement of property damaged by such overflow or discharge.

        30.4 Tenant shall clean the grease pans on a regular basis. Tenant shall cause the exhaust fan, if any, to be maintained in a good state of condition and repair so as to provide the air flow velocities required by applicable codes and regulations. Tenant shall cause all fire detection and fire suppression systems and mechanisms to be maintained in accordance with all applicable laws, codes and regulations and the requirements of all applicable policies of insurance and insurance inspectors and of Landlord.

        30.5 Tenant shall install and maintain in good working order and condition and in accordance with the rules and regulations of all appropriate insurers and all applicable laws, codes and regulations of any governmental authority, all fire extinguishing systems in the Premises.

        30.6 Within ten (10) days after Tenant's execution of any maintenance or extermination contracts, or after Landlord's request therefor at any time during the Term, Tenant shall furnish to Landlord copies of all such contracts. Tenant, within ten (10) days of Landlord's request therefor, shall also provide evidence to Landlord of payment for services performed under such contracts. If Tenant fails to enter into extermination and maintenance contracts acceptable to Landlord under which services are provided to Landlord's satisfaction or fails to pay amounts due thereunder, and any such failure continues for ten (10) days after notice thereof from Landlord to Tenant, without limitation of Landlord's other rights under this Lease, Landlord shall have the right, at Tenant's sole cost and expense, to contract and to pay for such services to be performed on behalf of Tenant. Tenant shall reimburse Landlord for one hundred ten percent (110%) of costs, expenses and damages incurred by Landlord in connection with any failure by Tenant to perform its obligations under this Article.

                                   ARTICLE 31

                                    GARBAGE

        Tenant shall be responsible, at Tenant's sole expense, for wrapping, covering and otherwise securing garbage and transporting such garbage to the garbage area of the Building frequently enough so that it will not accumulate in the Premises, for arranging for a dumpster to be located where designated by Landlord from time to time and for daily removal of garbage from the dumpster. Tenant shall be responsible for repairing and
    paying for any damage to walls or   other parts of the Building or any
    other property caused in transporting garbage and shall immediately clean up any spilled refuse.

                                   ARTICLE 32

                               JANITORIAL SERVICE

        Without limitation of the provisions of Article 7, Tenant shall be responsible for providing, at Tenant's expense, cleaning and other janitorial services to the Premises.

                                 ARTICLE 33

                              GENERAL REQUIREMENTS

     All services to the Premises shall be provided by Tenant's employees or by a contractor or contractors reasonably satisfactory to Landlord capable of working in harmony with other contractors providing services to or performing work in the Project, whose union affiliation(s) shall not result in jurisdictional labor claims or disputes and shall not result in any labor actions being filed against Landlord, the Landlord's Property or the Project, and whose presence in the Project shall not create security or coordination problems.

                                   ARTICLE 34

                                     ODORS

        Tenant shall prevent odors from the Premises from emanating to any part of the Building outside of the Premises. Tenant hereby acknowledges and agrees that it has represented, warranted and guaranteed to Landlord, and Tenant hereby represents, warrants and guarantees to Landlord, that the heating, ventilating, air conditioning and other utility and mechanical systems to be installed and maintained in the Premises will absolutely prevent and eliminate any pipe, cigar or cigarette smoke odor from emanating to any area, whether interior or exterior, outside of the Premises (including, without limitation, inside or outside the Building and the Mayfair Project). Without limiting the foregoing provisions of this
    Article 34, Tenant shall, at its sole cost and expense, prevent and eliminate pipe, cigar and cigarette smoke odors from emanating to any area, whether interior or exterior, outside of the Premises. In the event of any breach of the terms set forth in this Article 34, Landlord shall have the right, in addition to all other rights and remedies set forth in this Lease, at law and in equity, to prohibit the smoking of cigars, cigarettes and any other tobacco products in the Premises, and Tenant shall observe and comply with and shall cause its customers, invitees, employees, agents and any other persons in the Premises to observe and comply with any such prohibitions immediately upon its receipt of written notice thereof from Landlord to Tenant. Landlord shall remove such prohibitions if and only if Tenant makes any and all necessary corrections and changes to the heating, ventilating, air conditioning, utility and mechanical systems in the Premises so that Tenant and the Premises comply, and for the balance of the Term will comply, with the terms of this Article 34, all as determined by Landlord in its sole discretion, subject to the immediately succeeding sentence. Landlord shall not refuse to remove such prohibitions in an arbitrary or capricious manner, and upon Tenant's request, Landlord shall provide Tenant with the reason(s) why Landlord refuses to remove such prohibitions. Any such prohibitions shall not relieve or release Tenant from any of its obligations and liabilities under this Lease. Landlord's approval of the Tenant's Plans or any other documents or materials submitted to and/or approved by Landlord under the Workletter or otherwise, shall not relieve Tenant from its obligations under this Article 34, or limit, restrict or provide any defense to Landlord's exercise of its remedies under this Article 34. Prior to the date hereof, Tenant, with the advice of its architects, engineers and other consultants, has confirmed that any heating, ventilating, air conditioning and other utility and mechanical systems installed or to be installed in the Building (including, without limitation, the exhaust ducts and related facilities described in
    Section 3(b) of the Workletter) (collectively, the "Building Systems") shall be compatible with the heating, ventilating, air conditioning, utility and mechanical systems to be installed in the Premises, and that the Building Systems shall not prevent or otherwise affect Tenant from observing and complying with the terms of this Article 34. Tenant agrees that it shall not be entitled to (and shall not) claim or assert that the Building Systems (including the design, construction or operation thereof) relieve Tenant from its obligations under this Article 34, or limit, restrict or provide any defense to Tenant's obligations or Landlord's rights and remedies under this Article 34.

                                   ARTICLE 35

                                    SIGNAGE

        Tenant may, at its sole cost, install and maintain one or more signs on and within the Premises and awnings on the exterior facade of the Building immediately adjacent to the Premises, provided that all such signs and awnings shall be in compliance with all applicable laws, codes, ordinances, rules and regulations and the Original Operating Agreement and the Amended Operating Agreement (as they may be amended and/or amended and restated from time to time), and the location, size, color, materials, content, manner of installation and general appearance of any such signs and awnings shall be subject to Landlord's prior written approval, which approval may be granted or withheld in Landlord's sole discretion.

                                   ARTICLE 36

                                 MISCELLANEOUS

        36.1 SUCCESSORS AND ASSIGNS. Each provision of this Lease shall extend to and shall bind and inure to the benefit not only of Landlord and Tenant, but also of their respective heirs, legal representatives, successors and assigns, but this provision shall not operate to permit any transfer, assignment, mortgage, encumbrance, lien, charge or subletting contrary to the provisions of this Lease.

        36.2 WAIVERS IN WRITING. No waiver of this Lease or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless contained in a writing signed by the party against whom enforcement thereof is sought.

        36.3 NO OPTION; IRREVOCABLE OFFER. Submission of this instrument for examination shall not constitute a reservation of or option for the Premises or in any manner bind Landlord and no lease or obligation on Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Lease to Landlord or the agent of Landlord shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be revoked for ten (10) days after such delivery.

        36.4 DEFINITION OF TENANT. The word "Tenant" whenever used herein shall be construed to mean the party named above as Tenant or any one or more of them in all cases where there is more than one party named above as Tenant; and the necessary grammatical changes required to make the provisions hereof apply either to corporations, partnerships or other entities or individuals shall in all cases be assumed as though in each case fully expressed. In all cases where there is more than one party named above as Tenant, the liability of each shall be joint and several.

        36.5 DEFINITION OF LANDLORD. The term "Landlord" as used in this Lease means only the owner or owners at the time being of the Premises so that in the event of any assignment, conveyance or sale, once or successively, of the Premises, or any assignment of this Lease by Landlord, said Landlord making such sale, conveyance or assignment shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing after such sale, conveyance or assignment, and Tenant agrees to look solely to such purchaser, grantee or assignee with respect thereto. This Lease shall not be affected by any such assignment, conveyance or sale, and Tenant agrees to attorn to the purchaser, grantee or assignee.

        36.6 HEADINGS. The headings of Articles and Sections are for convenience only and do not limit, expand or construe the contents of the Articles and Sections.

        36.7 TIME OF ESSENCE. Time is of the essence of this Lease and of all provisions hereof.

        36.8 DEFAULT RATE OF INTEREST. All amounts, including, without limitation, Base Rent and Rent Adjustments, owed by Tenant to Landlord pursuant to any provision of this Lease shall bear interest from the date due until paid at the annual rate of four percent (4%) in excess of the rate of interest announced from time to time by LaSalle National Bank at Chicago, Illinois, as its prime, reference or corporate base rate, changing as and when said prime, reference or corporate base rate changes, unless a lesser rate is then the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged.

        36.9 SEVERABILITY. The invalidity of any provision of this Lease shall not impair or affect in any manner the validity, enforceability or effect of the rest of this Lease.

        36.10 ENTIRE AGREEMENT. All understandings and agreements, oral or written, previously made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Landlord and Tenant. This Lease cannot be amended or modified except by a written instrument executed by Landlord and Tenant. Each exhibit attached to this Lease is hereby incorporated in this Lease and is an integral part hereof.

        36.11 FORCE MAJEURE. If Landlord fails to perform timely any of the terms, covenants or conditions of this Lease to be performed by Landlord and such failure is due in whole or in part to any strike, lockout, labor trouble, civil disorder, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrections, war, fuel shortages, accidents, casualties, acts of God, acts caused directly or indirectly by Tenant, or by Tenant's agents, employees, contractors, licensees, customers or invitees, or any other cause beyond the reasonable control of Landlord, then Landlord shall not be deemed in default under this Lease as a result of such failure and any time for performance by Landlord provided for herein shall be extended by the period of delay resulting from such cause.

        36.12 PLAT EXECUTION. Within ten (10) days after Landlord's request, Tenant shall execute any plat of subdivision or re-subdivision contemplated by Recital B of this Lease.

        36.13 RELOCATION OF EXHAUST SYSTEM.   Subject to the terms and
    conditions set forth below in this Section 36.13, Landlord shall have the right, at its sole cost and upon reasonable prior notice to Tenant, to re-design and relocate the kitchen exhaust system and/or the air circulation and ventilation system (or any component part of either such systems) to be installed in the Premises as part of the Tenant's Work and as further described in Section 3(b) of the Workletter. Such re-design and relocation may include, but shall not necessarily be limited to, disconnecting one of such systems from the Kitchen Ducts (as defined in the Workletter). Any work performed by Landlord under this Section 36.13 is referred to herein as "Relocation Work". Landlord may only exercise its rights under this Section 36.13 in order to accommodate the ventilation requirements of any present or future tenant of the Landlord's Property whose use requires venting for kitchen equipment. If Landlord exercises its rights under this Section 36.13, the Relocation Work shall be performed pursuant to plans and specifications approved by Tenant (which approval shall not be unreasonably withheld or delayed), and shall be performed at such times and in such other manner so as not to unreasonably interfere with Tenant's use of the Premises.


                                 ARTICLE 37

                           EXCULPATORY PROVISIONS

        It is understood and agreed expressly by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements made herein on the part of Landlord, while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord, are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord's interest in the Landlord's Property to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord, Tenant shall look solely to the interests of Landlord in the Landlord's Property for the satisfaction of any claim or judgment related to this Lease. The members, managers, officers, directors, shareholders, partners, agents and employees of Landlord shall have no liability of any kind whatsoever under or in connection with this Lease.

                                 ARTICLE 38

                            FINANCIAL STATEMENTS

        Within one hundred twenty (120) days after the end of each Calendar Year, Tenant will furnish to Landlord audited financial statements of Tenant for such Calendar Year (including an Income Statement, Balance Sheet and a Statement of Changes in Financial Position) prepared in accordance with generally accepted accounting principles consistently applied . Such financial statements shall be prepared and certified pursuant to an audit, by a firm of independent certified public accountants reasonably acceptable to Landlord. Within forty-five (45) days after the end of each calendar quarter of each Calendar Year, Tenant will furnish to Landlord unaudited financial statements of Tenant for such calendar quarter and for the cumulative period from the first day of the then current Calendar Year through the end of such calendar quarter (including an Income Statement, Balance Sheet and a Statement of Changes in Financial Position for such periods) prepared in accordance with generally accepted accounting principles consistently applied. Such financial statements shall be prepared and certified by Tenant's chief financial officer.

                                 ARTICLE 39

                        LANDLORD'S TERMINATION RIGHT

    This Lease and Landlord's obligations hereunder are subject to and conditioned upon Landlord's obtaining, within thirty (30) days after the date hereof, the written approval of this Lease and the use of the Premises permitted under Article 5 hereof from the holder of any mortgage currently encumbering the Land or any portion thereof or interest therein and from any other person or entity whose approval thereof is required by law or by any contract to which Landlord is a party or which is binding on or affects Landlord or the Project or any portion thereof. If Landlord has not obtained all such approvals within said 30-day period, Landlord shall have the right to terminate this Lease by delivering written notice to Tenant within five (5) days after the expiration of said 30-day period. Landlord shall give notice to Tenant (the "Approval Notice") when Landlord has obtained all such approvals. If Landlord has not delivered the Approval Notice to Tenant within thirty(30) days after the date hereof, then Tenant shall have the right to terminate this Lease by delivering written notice to Landlord at any time after the expiration of said 30-day period and prior to the date on which Landlord delivers the Approval Notice. Upon any termination of this Lease under this Article, Landlord shall return the Initial Security Deposit to Tenant, and neither Landlord nor Tenant shall have further rights or obligations under this Lease, except for any such rights or obligations which expressly survive the expiration or termination of this Lease.

                       [NO FURTHER TEXT ON THIS PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first above written.

                                    Landlord:

                                    WALTON ASSOCIATES, L.L.C., an Illinois
                                    limited liability company



                                    By:
                                       -----------------------------
                                        Bruce C. Abrams, its Manager


                                    Tenant:

                                    WOODROAST SYSTEMS, INC., a Minnesota
                                    corporation (doing business as Shelly's
                                    Back Room)


                                    By:
                                       -----------------------------
                                    Name:
                                         ---------------------------
                                    Title:
                                          --------------------------

                                   EXHIBIT A

                         LEGAL DESCRIPTION OF THE LAND

LOTS 3, 4, 5, 6, 7 AND 8 IN MAYFAIR-REGENT RESUBDIVISION, BEING A RESUBDIVISION OF LAND, PROPERTY AND SPACE IN THE EAST 1/2 OF THE SOUTH FRACTIONAL 1/4 OF
SECTION 3, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN IN COOK COUNTY, ILLINOIS

                                   EXHIBIT B

                        PLAN OF THE LANDLORD'S PROPERTY

                                   EXHIBIT C

                     LEGAL DESCRIPTION OF THE GARAGE PARCEL

LOT 1 IN MAYFAIR-REGENT RESUBDIVISION, BEING A RESUBDIVISION OF LAND, PROPERTY AND SPACE IN THE EAST 1/2 OF THE SOUTH FRACTIONAL 1/4 OF SECTION 3, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN IN COOK COUNTY, ILLINOIS

                                   EXHIBIT D

                              PLAN OF THE PREMISES

                                   EXHIBIT E

                              WORKLETTER AGREEMENT


     THIS WORKLETTER AGREEMENT (this "Workletter") is made and entered into as of the 27th day of May, 1997, and is executed simultaneously with that certain Lease between WALTON ASSOCIATES, L.L.C., an Illinois limited liability company, as Landlord, and WOODROAST SYSTEMS, INC., a Minnesota corporation, doing business as Shelly's Back Room, as Tenant, relating to certain demised premises (the "Premises") located in a building (the "Building") currently being constructed on the property commonly known as 190 East Walton, Chicago, Illinois, which Premises are more fully described in the Lease. Capitalized terms used herein, unless otherwise defined in this Workletter, shall have the respective meanings assigned to them in the Lease.

     For and in consideration of the agreement to lease the Premises and the mutual covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

     1. LANDLORD'S WORK.  Subject to the provisions set forth below in this
Section 1, Landlord, at its sole cost and expense, shall construct or cause to be constructed on the Land as part of the Building, certain improvements to be shown on and substantially in accordance with the Final Plans (as defined below) and in accordance with all applicable laws, codes, ordinances and governmental rules and regulations (the materials, equipment and labor necessary to construct such improvements is referred to herein as the "Landlord's Work"). The Landlord's Work generally consists of the construction of a "vanilla envelope" for the Premises and includes, but is not limited to:
(i) a structural shell for the Premises (including all necessary columns, beams, joists and girders), (ii) a concrete floor slab for the Premises, (iii) storefront windows for the Premises, and (iv) HVAC (including venting to the perimeter of the Premises to accommodate the kitchen equipment to be installed in the Premises as part of the Tenant's Work, but not the distribution or hook-up of such venting to such kitchen equipment), electrical, water, natural gas and sanitary sewer systems to the perimeter of the Premises (but not the distribution or hook-up of such HVAC, electrical, water, natural gas and sanitary sewer systems to or throughout the Premises); provided, however, that the Landlord's Work shall not include the supply or installation of drywall or other wall covering in the Premises or the HVAC and other utility and mechanical systems described in Article 34 of the Lease. All architects, engineers, contractors and materialmen performing services or supplying materials in connection with the Landlord's Work shall be selected by Landlord. Except as expressly set forth in this Workletter, Tenant shall have no right to approve or disapprove any aspect of the design or construction of the Building or the Landlord's Work. The Final Plans and all design and construction of the Landlord's Work shall comply with all applicable statutes, ordinances, regulations, laws and codes in effect and as interpreted and enforced on the date the building permit for the Landlord's Work is issued, including, but not limited to, requirements of the fire underwriters for the Landlord's Property or the Project. Landlord shall obtain, at its own cost and expense, all required building permits and other necessary governmental approvals for the Landlord's Work. Landlord shall use only new, first-class materials in the Landlord's Work. Landlord shall obtain from the general contractor performing the Landlord's Work a warranty of at least one (1) year's duration from the substantial completion of the Landlord's Work against defects in workmanship and materials on all work performed and equipment installed as a part of the Landlord's Work.

           (a) PLANS FOR THE LANDLORD'S WORK. Prior to the date hereof, Landlord has furnished to Tenant, and Tenant has approved, the preliminary plans and specifications for the Landlord's Work described on Attachment 1 attached hereto and made a part hereof (the "Preliminary Plans"). Landlord shall deliver to Tenant copies of the final plans, working drawings and specifications for the Landlord's Work (as the same may be modified as set forth below in this Section 1, the "Final Plans"). The Final Plans shall be based upon the Preliminary Plans and shall not deviate from the Preliminary Plans in any manner which would have a material, adverse effect on the Premises. Landlord shall have the right, from time to time, to modify the Final Plans, provided that Landlord shall promptly furnish Tenant with copies of any material modifications.

           (b) TENANT'S CHANGES TO THE FINAL PLANS. Tenant may request one or more changes to the Final Plans at any time before the Substantial Completion Date, provided that any such requested changes shall be subject to Landlord's approval. If Landlord approves any such changes, Landlord shall provide Tenant with a written estimate of the delay (if any) in the Substantial Completion Date (which delay shall be a Tenant Delay [as defined below]) and the additional costs to complete the Landlord's Work which will result from such requested changes, which costs shall include, without limitation: (i) the cost of all materials, supplies and labor used or supplied in making the proposed changes, including general conditions and any contractor's fees; (ii) any architect's or engineer's fees, and (iii) additional costs and expenses of owning and operating the Premises during the extended construction period (if any) resulting from such changes. If Tenant fails to approve Landlord's estimate within five (5) days after the delivery thereof, Tenant shall be deemed to have abandoned its request for such change, and the Landlord's Work shall be completed substantially in accordance with the then existing Final Plans. If Tenant approves Landlord's estimate within said 5-day period by signing and returning a copy of Landlord's estimate, Landlord shall cause the Final Plans to be revised in accordance with Tenant's requested changes. Unless requested in writing by Tenant to the contrary, Landlord shall continue to perform the Landlord's Work according to the then existing Final Plans until any requested change is approved by Landlord and Tenant as provided above. Any halt in construction requested by Tenant shall constitute a Tenant Delay. If Tenant approves Landlord's estimate, Tenant shall be liable for the actual cost of such changes, whether or not such actual cost exceeds Landlord's estimate, and any delay in the Substantial Completion Date resulting from such changes, whether or not the delay exceeds Landlord's estimate, shall be a Tenant Delay. Simultaneously with Tenant's approval of Landlord's estimate (and as a condition to Landlord's revising the Final Plans in accordance with such changes and performing the work related thereto), Tenant shall pay Landlord an amount equal to Landlord's estimate of the cost of such changes. If the actual cost of such changes exceeds Landlord's estimate, Tenant shall pay any such excess amount to Landlord within ten (10) days after being billed therefor. If the actual cost of such changes is less than Landlord's estimate, Landlord shall refund any such excess amount to Tenant on or before the Substantial Completion Date. If Tenant requests a change to the Final Plans pursuant to this Section 1(b), and Tenant does not approve Landlord's estimate, Tenant shall promptly reimburse Landlord for any reasonable costs and expenses incurred by Landlord in evaluating Tenant's requested changes and preparing Landlord's estimate.

           (c) PUNCH LIST ITEMS. Within five (5) days after Landlord substantially completes the Landlord's Work (other than the storefront windows), Landlord, the Architect (as defined below), Tenant and at Tenant's election, Tenant's consulting architect or construction consultant shall conduct an inspection of the Landlord's Work (other than the storefront windows), and work in good faith to jointly prepare a punch list relating to the Landlord's Work (other than the storefront windows). Any items not on such punch list shall be deemed accepted by Tenant. Subject to any delays or interference caused by Tenant or Tenant's Contractors (including, without limitation, in connection with the performance of the Tenant's Work), Landlord shall complete all such punch list items as soon as reasonably practicable after such punch list items are finally determined.

     2. SUBSTANTIAL COMPLETION DATE. Subject to any adjustments described below in this Section 2, the "Substantial Completion Date" shall mean the date on which Landlord has removed all scaffolding from in front of the Premises and has substantially completed the Landlord's Work, other than the storefront windows for the Premises, substantially in accordance with the Final Plans, as such date is determined and certified by Destefano + Partners (the "Architect"), the architect for the Building, in a certificate delivered by the Architect to Landlord and Tenant. Tenant agrees that Landlord's failure or inability to install the storefront windows shall not result in a delay or extension of the Substantial Completion Date; provided, however, that subject to any delays or interference caused by Tenant or Tenant's Contractors (including, without limitation, in connection with the performance of the Tenant's Work), Landlord shall cause the storefront windows for the Premises to be installed on or before September 1, 1997, and Tenant shall cooperate with Landlord and shall cause Tenant's

Contractors to cooperate with Landlord in the installation of the storefront windows after the Substantial Completion Date. If the storefront windows for the Premises have not been installed on or before September 1, 1997, Tenant's sole and exclusive remedy in connection therewith shall be an extension of the 121-day period described in Section 3.1 of the Lease, as more particularly described in said Section 3.1. Notwithstanding the foregoing terms of this
Section 2: (i) if Landlord believes that the progress and/or completion of the Landlord's Work (other than the storefront windows) has been delayed as a result of one or more Tenant Delays, Landlord shall request that the Architect certify to Landlord and Tenant the date on which Landlord would have substantially completed the Landlord's Work (other than the storefront windows) but for such Tenant Delay(s), and the date so certified by the Architect shall be the "Substantial Completion Date", regardless of the actual date on which the Landlord's Work (other than the storefront windows) is substantially completed, and (ii) if Tenant has satisfied all of the conditions to Tenant's being entitled to possession of the Premises and being able to commence construction of the Tenant's Work (including, without limitation, the conditions set forth in Section 3(c) below) on or before the date on which Landlord has substantially completed the Landlord's Work (other than the storefront windows), and Landlord fails to deliver possession of the Premises to Tenant to begin the Tenant's Work promptly after the Landlord's Work (other than the storefront windows) is substantially completed, the Substantial Completion Date shall be extended for the same number of days delivery of possession of the Premises to Tenant is delayed following the substantial completion of the Landlord's Work (other than the storefront windows). The fact that Landlord and its contractors may be in and about the Premises correcting punch list items shall not be a basis for Tenant's asserting that Landlord has failed to deliver possession of the Premises to Tenant pursuant to clause (ii) of the immediately preceding sentence. For purposes of this Workletter, a "Tenant Delay" shall mean any interruption or delay at any time in the progress of the Landlord's Work which is the result of: (i) Tenant changes or requested changes to the Final Plans, including, in addition to delays resulting from the actual execution of such changes, any delay occurring because the change to the Final Plans requires the design or construction of the Landlord's Work to be halted or delayed pending resolution of any request by Tenant for a change to the Final Plans, whether or not the requested change is ultimately approved by Landlord and Tenant pursuant to Section 1 of this Workletter, (ii) the performance of the Tenant's Work in the Premises prior to the date on which the Landlord's Work (other than the storefront windows) is substantially completed pursuant to Section 8 of this Workletter, (iii) Tenant's failure to timely respond to requests for information or approval of construction related matters submitted by Landlord or its representatives, or
(iv) any other circumstance or act or omission by Tenant which is identified as or deemed to be a "Tenant Delay" under this Workletter. Landlord shall, at such time or times as shall be selected by Landlord, deliver to Tenant a written notice setting forth Landlord's then best estimate of the date on which the Landlord's Work (other than the storefront windows) will be substantially completed (the most recent such notice delivered at any time being referred to herein as the "Estimate Notice"). The date estimated in the Estimate Notice is referred to herein as the "Estimate Date". If the Substantial Completion Date occurs before the Estimate Date (other than as a result of adjustments to the Substantial Completion Date for Tenant Delays), the Substantial Completion Date shall be delayed to the Estimate Date. If the Substantial Completion Date occurs within thirty (30) days after the date of the Estimate Notice (other than as a result of adjustments to the Substantial Completion Date for Tenant Delays), the Substantial Completion Date shall be delayed to be the date which is thirty (30) days after the date of the Estimate Notice.

     3. TENANT'S WORK. Subject to the provisions set forth in this Workletter (including, without limitation, this Section 3), Tenant, at its sole cost and expense, shall perform or cause to be performed the work (the "Tenant's Work") in the Premises provided for in the Tenant's Plans (as defined below). Tenant's Work shall be constructed in a good and workmanlike manner, in accordance with the provisions set forth in this Workletter, in compliance with the Easement Agreement, the Original Operating Agreement and the Amended Operating Agreement (as the same may be amended and/or amended and restated from time to time), and in compliance with all applicable laws, codes, ordinances and governmental rules, regulations and requirements. Tenant shall commence the construction of the Tenant's Work promptly following the satisfaction of the conditions precedent thereto set forth in this Workletter, and thereafter shall diligently proceed with all such construction. Tenant shall coordinate the Tenant's Work so as to avoid interference with any other work being performed in the Building (including, without limitation, the installation of the storefront windows and any punch list items relating to the Landlord's Work).

      (a) PRE-CONSTRUCTION APPROVALS. Tenant shall use its best efforts (and Tenant shall cause its architects and other consultants to use their best efforts) to submit the following information and items to Landlord by no later than July 1, 1997 for Landlord's review and approval:

            (i) a reasonably detailed construction schedule containing the major components of the Tenant's Work (the "Construction Schedule");

            (ii) an itemized statement of the estimated costs to construct and complete the Tenant's Work (including, without limitation, fees for permits, architectural and engineering fees and other soft costs);

            (iii) evidence of Tenant's ability to pay the cost of the Tenant's
                  Work (including, without limitation, fees for permits, architectural and engineering fees and other soft costs) as and when payments become due. Such evidence may be in the form of an unconditional written commitment for a loan from a responsible lender to pay for the Tenant's Work;

            (iv) the names and addresses of Tenant's contractors (and each contractor's subcontractors) to be engaged for the Tenant's Work (the "Tenant's Contractors"). Landlord has the right to approve or disapprove the Tenant's Contractors (which approval shall not be unreasonably withheld), and Tenant shall not employ or permit its contractors to employ any persons or entities not previously approved by Landlord. Landlord's disapproval of any one or more of Tenant's Contractors shall be deemed to be reasonable if such disapproval is based on Landlord's belief that the use of such contractor(s) could result in picketing or labor disharmony at the Building;

            (v) certified copies of insurance policies or certificates of insurance as described below in this Workletter or in the Lease. Tenant shall not permit Tenant's Contractors to commence work on the Land or in the Building until the required insurance has been obtained and certified copies of policies or certificates have been delivered the Landlord; and

            (vi) the Tenant's Plans, which shall be subject to Landlord's approval in accordance with Section 3(b) below.

           (b) TENANT'S PLANS.   As used herein, the term "Tenant's Plans"
      shall mean full and detailed architectural and engineering plans and specifications for all improvements to the Premises necessary to operate the Premises for the purpose permitted under the Lease (other than any improvements to be constructed as part of the Landlord's Work), as approved by Landlord under this Section 3(b), together with any changes thereto approved by Landlord under Section 3(d) below. The Tenant's Plans shall include, without limitation, architectural, mechanical, HVAC, electrical and plumbing working drawings for the Premises. Tenant shall cause the Tenant's Plans to be consistent with and conform to the Preliminary Plans and the Final Plans so as to integrate the Tenant's Work (and the design thereof) into and with the Building (including, without limitation, with respect to the structural elements of the Building and its HVAC, utility and mechanical systems). Without limiting the generality of the immediately preceding sentence, Tenant shall design the Tenant's Work so that the kitchen equipment to be installed in the Premises as part of the Tenant's Work and the air circulation and ventilation system described in and contemplated by Article 34 of the Lease (and to be constructed as part of the Tenant's Work) shall be connected by Tenant's Contractors to the two (2) kitchen exhaust ducts (the "Kitchen Ducts") located or to be located in the Building's mechanical shaft, all as shown in the Preliminary Plans (and to be shown in the Final Plans) and constructed or to be constructed as part of the Building. Subject to Section 36.13 of the Lease, Tenant may use one Kitchen Duct to accommodate Tenant's kitchen equipment, and Tenant may use one Kitchen Duct to accommodate such air circulation and ventilation system. The Tenant's Plans shall be subject to the approval of Landlord and all applicable local governmental authorities. The draft of the Tenant's Plans submitted to Landlord pursuant to Section 3(a) above shall: (i) be prepared by Tenant's architects and consultants, after such parties have exercised due diligence in connection with the preparation of the Tenant's Plans (including, without limitation, familiarizing themselves with the Preliminary Plans and the applicable provisions of the City of Chicago building code), and (ii) to the best knowledge, information and belief of Tenant's architects and consultants (after exercising such due diligence), comply with all applicable laws, codes, ordinances, rules, regulations and requirements of the City of Chicago necessary to obtain a building permit for the Tenant's Work. Landlord shall give its approval or disapproval of the Tenant's Plans within ten (10) days after receipt thereof by Landlord, and if Landlord disapproves the Tenant's Plans (or any revisions thereto), Landlord shall provide a reasonably detailed explanation of the reasons for its disapproval and suggested changes to be made in order to obtain Landlord's approval. Landlord agrees not to unreasonably withhold its approval of the Tenant's Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds its approval because, in Landlord's opinion: (i) the Tenant's Work is likely to affect adversely the structure or HVAC, utility or mechanical systems of the Project or the safety of the Project and its occupants; (ii) the Tenant's Work would materially increase the cost of operating the Project or any component part thereof; (iii) the Tenant's Work would violate any laws, codes, ordinances or governmental rules or regulations; (iv) the Tenant's Work would violate any covenants, conditions or restrictions of record (including, without limitation, the Easement Agreement, the Original Operating Agreement or the Amended Operating Agreement, as any of the foregoing may be amended and/or amended and restated from time to time);
     (v) the Tenant's Work contains or uses hazardous or toxic materials; or
     (vi) the Tenant's Work would adversely affect the appearance of the Project or the Landlord's Property. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons are similar to or dissimilar from the foregoing. In order to expedite preparation of the final Tenant's Plans and the approval process, Tenant shall deliver to Landlord space plans, schematic drawings, design development documents, and preliminary plans and specifications for the Tenant's Work as such materials are prepared, and Landlord shall cooperate with Tenant by discussing or reviewing such
     materials with     Tenant, at Tenant's request, prior to completion of the
     full, final detailed Tenant's Plans. If Landlord notifies Tenant that changes are required to the Tenant's Plans submitted by Tenant, Tenant shall, within ten (10) days thereafter, submit to Landlord, for its approval, the Tenant's Plans as amended in accordance with the changes so required. The Tenant's Plans shall also be revised, and the Tenant's Work shall be changed, to incorporate any work required in the Premises by any local governmental field inspector. Landlord's approval of the Tenant's Plans shall not relieve Tenant from its obligations under the Lease or this Workletter, and shall not be deemed to be acceptance or approval of any element therein contained which is in violation of this Workletter, the Lease or any applicable laws, codes, ordinances, or governmental rules, regulations or requirements. Without limiting or modifying any of the terms set forth above in this Section 3(b), Landlord and Tenant shall cooperate with each other and act in good faith in finalizing the Tenant's Plans (including, without limitation, in preparing, revising, reviewing and approving the Tenant's Plans and any revisions thereto) as soon as practicable after the date hereof.

           (c) CONDITIONS TO COMMENCING TENANT'S WORK. The Tenant's Work shall not be undertaken or commenced until:

              (i) the Tenant's Plans have been submitted to and approved by Landlord in writing in accordance with Section
                  3(b) above, and all other items described in Section 3(a) above have been submitted to and approved by Landlord, in writing;

             (ii) all necessary building permits and other governmental approvals required for the construction and completion of the Tenant's Work have been obtained by Tenant and copies thereof have been delivered to Landlord; and

            (iii) all insurance coverages required under the Lease and this
                  Workletter have been obtained by Tenant and Tenant's Contractors (failure of Landlord to receive evidence of such coverage upon commencement of the Tenant's Work shall not waive Tenant's obligations to obtain such coverage).

           (d) CHANGES TO THE TENANT'S PLANS. All changes to the Tenant's Plans must be approved by Landlord in advance of the implementation of such changes as part of the Tenant's Work. Landlord's approval or disapproval of any changes to the Tenant's Plans shall be subject to the same standards as are set forth in Section 3(b) above with respect to the Tenant's Plans. All delays in the completion of the Tenant's Work resulting from changes to the Tenant's Plans, including, without limitation, any stoppage or delay of work during the change order review process by Landlord, are solely the responsibility of Tenant and shall cause no delay in the Rent Commencement Date under the Lease or otherwise relieve Tenant of any of its obligations under the Lease.

           (e) DELAYS. Except as expressly set forth in Section 3.1 of the Lease to the contrary, in the event Tenant fails to satisfy any condition to the commencement or continuation of the construction and completion of the Tenant's Work, or in the event Tenant, for any reason, fails to complete the Tenant's Work on or before the Rent Commencement Date, such event, situation or occurrence shall not cause a delay in the Rent Commencement Date or otherwise relieve Tenant of any of its obligations under the Lease.

           (f) PAYMENT FOR THE TENANT'S WORK. Tenant shall be responsible for all costs and expenses attributable to the Tenant's Work.

     4. STANDARDS OF DESIGN AND CONSTRUCTION AND CONDITIONS OF THE TENANT'S WORK. All work done in or upon the Premises by Tenant shall be done according to the standards set forth in this Section 4.

           (a) LAWS. The Tenant's Plans and all design and construction of the Tenant's Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, any laws and ordinances relating to handicap accessibility (including, without limitation, the Americans with Disabilities Act) and any requirements of the fire insurance underwriters for the Landlord's
      Property or the Project.   Approval by Landlord of the Tenant's Plans
      shall not constitute a waiver or satisfaction of this requirement or assumption by Landlord of responsibility for compliance. Where several sets of the foregoing laws, codes and standards must be met, the strictest shall apply where not prohibited by another law, code or standard.

           (b) PERMITS AND APPROVALS. Tenant shall obtain, at its own cost and expense, all required building permits and other necessary governmental approvals and, when construction of the Tenant's Work has been completed, shall obtain, at its own cost and expense, an occupancy permit for the Premises, which permit shall be delivered to Landlord. Tenant's failure to obtain such permits and approvals shall not cause a delay in the Commencement Date or, except as expressly set forth in Section 3.1 of the Lease, the Rent Commencement Date under the Lease.

           (c) TENANT'S CONTRACTORS. Tenant's Contractors shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord's contractors and subcontractors and with other contractors and subcontractors in the Project. The Tenant's Work shall be coordinated with any other construction or other work in the Building in order not to affect adversely construction work being performed in the Building. Tenant shall not permit a Tenant's Contractor to enter upon the Premises or the Project or to begin any work in connection with the Tenant's Work, unless and until such contractor has provided certificates of insurance confirming its compliance with the terms set forth in Section 5 hereof, and Tenant has furnished such certificates of insurance to Landlord and Landlord has approved such certificates in writing.

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

           (d) LANDLORD'S PARTICIPATION. Landlord shall have the right, but not the obligation, to perform on behalf of and for the account of Tenant, subject to reimbursement by Tenant (upon Landlord's demand therefor), any work which Landlord deems to be necessary on an emergency basis, and with Tenant's approval (which approval shall not be unreasonably withheld), any work which (i) pertains to the structural components or HVAC, utility or mechanical systems of the Project, or (ii) pertains to the erection of temporary safety barricades or signs during construction. Landlord shall use good faith efforts to provide Tenant with reasonable prior notice (which notice may be verbal) under the circumstances, before performing any work on an emergency basis as described above in this Section 4(d).

           (e) MATERIALS; WARRANTIES. Tenant shall use only new, first-class materials in the Tenant's Work. Tenant shall obtain warranties of at least one (1) year's duration from the completion of the Tenant's Work against defects in workmanship and materials on all work performed and equipment installed in the Premises as a part of the Tenant's Work.

           (f) BUILDING RULES AND REGULATIONS. Tenant and Tenant's Contractors, in performing the Tenant's Work, shall not interfere with other occupants of the Building. Tenant and Tenant's Contractors shall make all efforts and take all steps appropriate to construction activities undertaken in a fully occupied, first-class mixed-use building similar to the Building so as not to interfere with the operation of the Building and shall, in any event, comply with all reasonable rules and regulations promulgated by Landlord from time to time at the Building. Tenant and Tenant's Contractors shall take all precautionary steps to minimize dust, noise and construction traffic and to protect their facilities and property and the facilities and property of others affected by the Tenant's Work and to properly police same. Construction equipment and materials are to be kept within the Premises, and delivery, loading and unloading of equipment and materials shall be done at such locations and at such time as Landlord shall direct so as not to burden the construction or operation of the Building.

           (g) VIOLATIONS. Landlord shall have the right to order Tenant or any of Tenant's Contractors who violate the requirements imposed on Tenant or Tenant's Contractors under this Workletter in performing the Tenant's Work to cease work and remove its equipment and employees from the Building. No such action by Landlord shall delay the Commencement Date or the Rent Commencement Date under the Lease or Tenant's other obligations under the Lease.

           (h) UTILITIES AND SERVICES. Utility costs or charges for any service (including HVAC, electricity and the like) to the Premises shall be the responsibility of Tenant from and after the Commencement Date and shall be paid for by Tenant. Tenant shall apply and pay for all utility meters required for the Premises. All use of freight elevators and loading docks is subject to the Easement Agreement, the Original Operating Agreement, the Amended Operating Agreement (as the same may be amended and/or amended and restated from time to time) and to scheduling by Landlord. Tenant shall arrange and pay for removal of construction debris and shall not place debris in the Building's waste containers.

           (i) LANDLORD'S INSPECTION. Tenant shall permit access to the Premises, and the Tenant's Work shall be subject to inspection, by Landlord and Landlord's architects, engineers, contractors, lenders and other representatives at all times during the period in which the Tenant's Work is being constructed and installed and following completion of the Tenant's Work.

           (j) TIMING. Tenant shall proceed with the Tenant's Work expeditiously, continuously and efficiently, and shall complete the same as soon as possible after the Commencement Date. Upon Landlord's request delivered at any time and from time to time, Tenant shall provide Landlord with Tenant's then best estimate of the date on which the Tenant's Work will be complete and the date on which Tenant shall open for business from the Premises. In addition, upon Landlord's request at any time and from time to time (which request may be verbal and may be made directly to one or more of Tenant's Contractors), Tenant shall, and shall cause Tenant's Contractors to, provide Landlord and its representatives with reasonably detailed, verbal information regarding the status of the Tenant's Work. Such information shall include a reasonably detailed explanation of the cause(s) of any delay in any component of the Tenant's Work. Landlord's receipt of any such information shall not modify or otherwise affect the terms and provisions of the Lease or this Workletter, or constitute or be construed as Landlord's agreement with any such information.

           (k) AS-BUILT PLANS. Tenant shall, at its sole cost, furnish to Landlord "as-built" drawings of the Tenant's Work within sixty (60) days after completion of the Tenant's Work.

           (l) BUILDING UTILITIES AND SYSTEMS. Landlord shall have the right, at its sole cost, to run utility lines, pipes, conduits, duct work and component parts of all HVAC, mechanical and utility systems for the Project where necessary or desirable through the Premises, and to repair, alter, replace or remove the same at Landlord's cost, and to require Tenant to install as part of the Tenant's Work and to maintain proper access panels thereto, at Tenant's cost.

     (m) ENFORCEMENT BY TENANT. Tenant shall impose on and enforce all applicable terms of this Workletter against Tenant's architect and Tenant's Contractors.

           (n) LANDLORD'S OPPORTUNITY TO BID.   Tenant shall give Landlord, or
      at Landlord's election an affiliate of Landlord, the right to submit a bid to be the general contractor for Tenant's Work on the same terms and conditions as Tenant solicits and accepts bids from other potential general contractors, and Tenant shall give fair consideration to Landlord's or its affiliate's bid.

           (o) CONTRACTS WITH TENANT'S CONTRACTORS. Any contracts entered into by or on behalf of Tenant with any of Tenant's Contractors shall contain a provision pursuant to which such contractor or supplier (i) recognizes the separate ownership of the various portions of the Project and agrees that any lien rights which the contractor or supplier has shall only be enforceable against Tenant's interest in the Premises, (ii) agrees that no lien or claim may be filed or maintained by such contractor or supplier against the Project, the Landlord's Property or the Landlord's interest in the Premises, and (iii) agrees to comply with the provisions of Section 21 of the Illinois Mechanics Lien Act in connection with giving notice of such "no lien" provision. Upon Landlord's request, Tenant shall deliver to Landlord copies of any such contracts in order to allow Landlord to confirm Tenant's compliance with the terms of this
      Section 4(o).

     5. INSURANCE AND INDEMNIFICATION.

           (a) INSURANCE. In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant's Contractors to secure, pay for and maintain during the continuance of the performance of the Tenant's Work, insurance in the following minimum coverages and limits of liability:

           (i) workers' compensation and employers' liability insurance with limits of not less than $500,000.00, or such higher amounts as may be required from time to time by any employee benefit acts or other statutes applicable where the Tenant's Work is to be performed, and in any event sufficient to protect Tenant's Contractors from liability under the aforementioned acts;

           (ii) comprehensive or commercial general liability insurance (including contractor's protective liability) in an amount not less than $2,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2,000,000.00, and with umbrella coverage with limits not less than $5,000,000.00. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant's Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant's Contractors or by anyone directly or indirectly employed by any of them;

       (iii) comprehensive automobile liability insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired or non-owned, in an amount not less than $500,000.00 for each person in one accident and $1,000,000.00 for injuries sustained by two or more persons in any one accident, and property damage liability in an amount not less than $1,000,000.00 for each accident. Such insurance shall insure Tenant's Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant's Contractors or by anyone directly or indirectly employed by any of them;

       (iv)       "all risk" builder's risk insurance upon the entire
                  Tenant's Work to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Tenant's Work and shall insure against the perils of fire and extended coverage and shall include "all risk" builder's risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism and malicious mischief. If portions of the Tenant's Work stored off the site of the Building or in transit to said site are not covered under said "all risk" builder's risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Tenant's Work. Any loss insured under said "all risk" builder's risk insurance is to be adjusted with Landlord and Tenant and made payable to Landlord as trustee for the insureds, as their interests may appear.

      All policies shall be issued by companies reasonably satisfactory to Landlord, but in any case, any such companies shall hold a current Policyholder's Alphabetic and Financial Size Category Rating of not less than A-/VIII according to Best's Insurance Reports or an equivalent rating from a nationally-recognized insurance rating service. All policies (except the workers' compensation policy) shall be endorsed to include Landlord, the Architect, the holder of any First Mortgage, LR Management Company, Landlord's management agent (if any), and any other party reasonably designated by Landlord from time to time as additional insured parties on a primary, non-contributory basis with respect to other insurance covering the additional insureds. The additional insured endorsement must include coverage for products and completed operations claims with respect to the additional insureds. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the workers' compensation policy) to be obtained by Tenant or Tenant' Contractors pursuant to this Section. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days' prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten
      (10) days' notice shall be sufficient in the case of cancellation for nonpayment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause. Within five (5) days after Landlord's request delivered at any time and from time to time, Tenant shall provide Landlord with certificates of insurance evidencing Tenant's and Tenant's Contractors' compliance with the terms of this Section 5.


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

           (b) Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law, Tenant agrees to indemnify, protect, defend and hold harmless the Landlord Parties, the Architect, Landlord's contractors and the holder of any First Mortgage, from and against all claims, liabilities, losses, damages and expenses of whatever nature arising out of or in connection with the Tenant's Work or the entry of Tenant or Tenant's Contractors into the Project, the Building or the Premises, including, without limitation, mechanics' liens or the cost of any repairs to the Premises, the Project or Building necessitated by activities of Tenant or Tenant's Contractors and bodily injury to persons (including, to the maximum extent provided by law, claims arising under the Illinois Structural Work Act) or damage to the property of Tenant, its employees, agents, invitees or licensees or others. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease. Notwithstanding anything contained in this Section 5(b) to the contrary, Tenant's indemnification obligations under this Section 5(b) shall not apply to any claims, liabilities, losses, damages or expenses caused by Landlord's gross negligence or wilful and intentional misconduct.

     6. LIEN WAIVERS FOR THE TENANT'S WORK. Tenant shall pay for the Tenant's Work when required under its contracts for the Tenant's Work and shall not permit the Premises, the Landlord's Property, the Building, the Project or any portion of any thereof to become subject to a lien on account of labor, material or services furnished to Tenant. Upon completion of the Tenant's Work, Tenant shall furnish Landlord with final original waivers of liens and owner's and contractors' affidavits and sworn statements, in such form as may be required by Landlord, Landlord's title insurance company and Landlord's lender, from all parties performing labor or supplying materials or services in connection with Tenant's Work showing that all of said parties have been compensated in full and waiving all liens in connection with the Premises, the Landlord's Property, the Building and the Project. Upon completion of the Tenant's Work, Tenant shall submit to Landlord a detailed breakdown of Tenant's total construction costs for the Tenant's Work, together with such evidence of payment as is reasonably satisfactory to Landlord. Upon Landlord's request delivered at any time and from time to time prior to the completion of Tenant's Work, Tenant shall promptly furnish Landlord with then current owner's and contractors' affidavits and sworn statements, original, final and/or partial lien waivers covering all labor, materials and services performed or supplied in connection with Tenant's Work prior to the date of such request, current architect's certificates and any additional documentation which may be reasonably requested by Landlord, Landlord's lender or any title insurance company providing title insurance with respect to the Premises, the Landlord's Property, the Project or any portion of any thereof.

     7. [INTENTIONALLY OMITTED]

     8. LICENSE TO COMMENCE TENANT'S WORK PRIOR TO COMPLETION OF LANDLORD'S
WORK.   Landlord may, but shall not be obligated to, grant Tenant a revocable license to enter upon the Premises prior to the date on which Landlord has substantially completed the Landlord's Work (other than the storefront windows) in order to permit Tenant to begin Tenant's Work. Notwithstanding Landlord's granting any such license, Tenant shall not enter upon the Premises or the Building or begin the Tenant's Work unless and until Tenant has satisfied all conditions precedent thereto set forth in this Workletter. If Landlord grants any such license, such license shall be conditioned upon Tenant and Tenant's Contractors complying with all of the provisions of this Workletter and such other reasonable rules and regulations as Landlord may elect to impose. Furthermore, any such license shall be conditioned upon Tenant and Tenant's Contractors working in harmony and not interfering with Landlord and Landlord's agents, employees and contractors performing the Landlord's Work or performing other work in the Project, and if at any time such entry shall in Landlord's judgment cause or threaten to cause any such disharmony or interference, Landlord shall have the right to immediately revoke such license upon notice to Tenant, whereupon Tenant and Tenant's Contractors shall immediately vacate the Premises and the Building and remove all of their materials and equipment therefrom. If Landlord grants a license in accordance with this Section, except to the extent caused by Landlord's gross negligence or wilful and intentional misconduct, neither Landlord nor its contractors, agents or employees shall be liable in any way for any injury, loss or damage which may occur

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


to any portion of the Tenant's Work or to any equipment or materials brought upon the Premises or in the Project in connection therewith, the same being at Tenant's and Tenant's Contractors' sole risk. In the event Tenant or Tenant's Contractors causes any damage to the Landlord's Work, Tenant shall cause such damage to be repaired and restored at Tenant's sole cost and expense, and any delay in the completion of the Landlord's Work resulting from any such damage and the related repair and restoration work shall be a Tenant Delay.

     9. TERMINATION OF LEASE. If the Lease is terminated pursuant to Article 39 thereof, simultaneously with any such termination, this Workletter shall terminate and neither party shall have any further rights or obligations under this Workletter.

     10. MISCELLANEOUS.

           (a) Except as expressly set forth in this Workletter or in the Lease, Landlord has no agreement with Tenant and has no obligation to do any work with respect to the Premises, the Landlord's Property or the Project.

           (b) Time is of the essence under this Workletter.

           (c) Any person signing this Workletter on behalf of Landlord or Tenant warrants and represents he or she has authority to do so.

           (d) If Tenant fails to make any payment relating to the Tenant's Work as required under this Workletter, Landlord, at its option, may complete the Tenant's Work pursuant to the Tenant's Plans and continue to hold Tenant liable for the costs thereof and all other costs due to Landlord. Tenant's failure to pay any amounts owed by Tenant under this Workletter when due or Tenant's failure to perform its obligations under this Workletter shall also constitute a default under the Lease, and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

           (e) Notices under this Workletter shall be given in the same manner as under the Lease.

           (f) The liability of Landlord under this Workletter or under any amendment hereto or any instrument or document executed in connection herewith (including, without limitation, the Lease) shall be limited to and enforceable solely against Landlord's interest in the Landlord's
      Property.   The members, managers, officers, directors, shareholders,
      partners, agents and employees of Landlord shall have no liability of any kind whatsoever under or in connection with this Workletter.

           (g) The headings set forth herein are for convenience only.

           (h) This Workletter and the Lease set forth the entire agreement of Tenant and Landlord regarding the Landlord's Work and the Tenant's Work. This Workletter may only be amended if in writing and duly executed by both Landlord and Tenant.

                         [NO FURTHER TEXT ON THIS PAGE]

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

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Workletter Agreement as of the 27th day of May, 1997.

                                    WOODROAST SYSTEMS, INC., a Minnesota
                                    corporation (doing business as Shelly's
                                    Back Room)



                                    By:
                                       ---------------------------
                                    Name:
                                         -------------------------
                                    Title:
                                          ------------------------
                                    WALTON ASSOCIATES, L.L.C., an Illinois
                                    limited liability company



                                    By:
                                       ---------------------------
                                       Bruce C. Abrams, its Manager


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

                                  ATTACHMENT 1

                      DESCRIPTION OF THE PRELIMINARY PLANS



                                    E-13